Registration Nos. 333-            , 333-            , and 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PPL CORPORATION	PPL CAPITAL FUNDING, INC.
(Exact name of registrant as specified in its charter)	(Exact name of registrant as specified in its charter)

Pennsylvania	Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

23-2758192	23-2926644
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

Two North Ninth Street	Two North Ninth Street
Allentown, Pennsylvania 18101-1179	Allentown, Pennsylvania 18101-1179
(610) 774-5151	(610) 774-5151
(Address, including zip code, and telephone number, including area	(Address, including zip code, and telephone number, including area
code, of registrant’s principal executive offices)	code, of registrant’s principal executive offices)

PPL CAPITAL FUNDING TRUST II

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

33-6317712

(I.R.S. Employer Identification No.)

Two North Ninth Street

Allentown, Pennsylvania 18101-1179

(610) 774-5151

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James E. Abel

Vice President-Finance and Treasurer

PPL Corporation

Two North Ninth Street

Allentown, Pennsylvania 18101-1179

(610) 774-5151

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Catherine C. Hood	Vincent Pagano Jr.	Robert W. Downes
Dewey Ballantine LLP	Simpson Thacher & Bartlett LLP	Sullivan & Cromwell LLP
1301 Avenue of the Americas	425 Lexington Avenue	125 Broad Street
New York, New York 10019	New York, New York 10017	New York, New York 10004
(212) 259-8000	(212) 455-2000	(212) 558-4000

Approximate date of commencement of proposed sale to the public: From time to time after the registration statement becomes effective, as determined by market and other conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Unit(1)(2)(3)	Proposed Maximum Aggregate Offering Price(1)(2)(3)	Amount of Registration Fee
PPL Corporation Common Stock, par value $.01 per share
PPL Corporation Preferred Stock, par value $.01 per share
PPL Corporation Stock Purchase Contracts
PPL Corporation Stock Purchase Units
PPL Capital Funding Debt Securities
PPL Corporation Guarantees of PPL Capital Funding Debt Securities (“Guarantees”)(4)
PPL Capital Funding Trust II Preferred Trust Securities
PPL Corporation Guarantee (“Preferred Trust Securities Guarantee”) of PPL Capital Funding Trust II Preferred Trust Securities (4)
PPL Capital Funding Subordinated Debt Securities (4)
PPL Corporation Subordinated Guarantees of PPL Capital Funding Subordinated Debt Securities (“Subordinated Guarantees”)(4)
Total	$500,000,000(5)	100%	$500,000,000(5)	$63,350(5)

(1)	There are being registered hereunder such presently indeterminate principal amount or number of (a) shares of Common Stock, Preferred Stock, Stock Purchase Contracts and Stock Purchase Units which may be sold from time to time by PPL Corporation, (b) Debt Securities which may be sold from time to time by PPL Capital Funding, Inc., and which will be guaranteed as to payment as set forth herein by PPL Corporation, (c) Preferred Trust Securities which may be sold from time to time by PPL Capital Funding Trust II, and which will be guaranteed as set forth hereunder by PPL Corporation, and (d) Subordinated Debt Securities which may be sold from time to time by PPL Capital Funding, and which will be guaranteed as to payment as set forth herein by PPL Corporation. In no event will the aggregate initial offering price of all Common Stock, Preferred Stock, Stock Purchase Contracts, Stock Purchase Units, Debt Securities, Preferred Trust Securities or Subordinated Debt Securities (“Securities”) issued from time to time pursuant to this Registration Statement exceed $500,000,000. If any such securities are issued at an original issue discount, then the aggregate initial offering price as so discounted shall not exceed $500,000,000, notwithstanding that the stated principal amount of such securities may exceed such amount. In addition, there are being registered hereunder an indeterminate number of shares of Common Stock issuable by PPL Corporation upon settlement of the Stock Purchase Contracts or Stock Purchase Units or upon conversion of any other Securities.

(2)	Estimated solely for the purpose of determining the registration fee. The proposed maximum initial offering price per security will be determined, from time to time, by the registrants in connection with the issuance of the Securities, the Guarantees, the Preferred Trust Securities Guarantee and the Subordinated Guarantees registered hereunder.

(3)	Exclusive of accrued interest or dividends, if any.

(4)	No separate consideration will be received for the Guarantees, the Preferred Trust Securities Guarantee or the Subordinated Guarantees. Subordinated Debt Securities may be purchased by PPL Capital Funding Trust II with the proceeds of the sale of Preferred Trust Securities, in which case no separate consideration will be received for the Subordinated Debt Securities.

(5)	Pursuant to Rule 429 under the Securities Act of 1933, as amended, the combined prospectus filed as part of this Registration Statement also relates to $21,877,994 aggregate amount of securities registered pursuant to Registration Statement File Nos. 333-85716, 333-85716-01, and 333-85716-02. Registration fees with respect to those securities were previously paid.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated June 14, 2004

PROSPECTUS	PPL Corporation PPL Capital Funding, Inc. PPL Capital Funding Trust II Two North Ninth Street Allentown, Pennsylvania 18101-1179 (610) 774-5151

$500,000,000

PPL Corporation

Common Stock, Preferred Stock,

Stock Purchase Contracts and Stock Purchase Units

PPL Capital Funding, Inc.

Debt Securities and Subordinated Debt Securities

Guaranteed as described

in this prospectus by PPL Corporation

PPL Capital Funding Trust II

Preferred Trust Securities

Guaranteed as described

in this prospectus by PPL Corporation

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may offer the securities directly or through underwriters or agents. The applicable prospectus supplement will describe the terms of any particular plan of distribution.

Investing in the securities involves certain risks. See “Risk Factors” beginning on page 4.

PPL Corporation’s common stock is listed on the New York Stock Exchange and the Philadelphia Stock Exchange and trades under the symbol “PPL.”

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2004.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that PPL Corporation, PPL Capital Funding, Inc. (“PPL Capital Funding”) and PPL Capital Funding Trust II (the “Trust”) filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under this shelf process, we may, from time to time, sell combinations of the securities described in this prospectus in one or more offerings up to a total dollar amount of $500,000,000. This amount includes $21,877,994 of securities registered under an earlier registration statement. This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

We may use this prospectus to offer from time to time:

•	shares of PPL Corporation Common Stock, par value $.01 per share (“Common Stock”);

•	shares of PPL Corporation Preferred Stock, par value $.01 per share (“Preferred Stock”);

•	contracts to purchase shares of PPL Corporation Common Stock (“Stock Purchase Contracts”); and

•	stock purchase units, each representing (1) a Stock Purchase Contract and (2) debt securities or preferred trust securities of third parties (such as Debt Securities or Subordinated Debt Securities of PPL Capital Funding, Preferred Trust Securities of the Trust or United States Treasury securities) that are pledged to secure the stock purchase unit holders’ obligations to purchase Common Stock under the Stock Purchase Contracts (“Stock Purchase Units”).

We may also use this prospectus to offer from time to time:

•	PPL Capital Funding’s unsecured and unsubordinated debt securities (“Debt Securities”); and

•	PPL Capital Funding’s unsecured subordinated debt securities (“Subordinated Debt Securities”).

PPL Corporation will unconditionally guarantee the payment of principal, premium and interest on the PPL Capital Funding Debt Securities and Subordinated Debt Securities as described below in “Description of the Debt Securities - PPL Corporation Guarantees” and “Description of the Subordinated Debt Securities - Subordinated Guarantees.”

We may also use this prospectus to offer from time to time the Trust’s preferred trust securities (“Preferred Trust Securities”). PPL Corporation will guarantee the Trust’s obligations under the Preferred Trust Securities as described below under “Description of the Preferred Trust Securities Guarantee.”

We sometimes refer to the Common Stock, the Preferred Stock, the Stock Purchase Contracts, the Stock Purchase Units, the Debt Securities, the Subordinated Debt Securities and the Preferred Trust Securities collectively as the “Securities.” In addition, we sometimes refer to PPL Corporation’s guarantees of Debt Securities (“Guarantees”), guarantees of Subordinated Debt Securities (“Subordinated Guarantees”), and the guarantee of Preferred Trust Securities (“Preferred Trust Securities Guarantee”), collectively as “Securities Guarantees.”

As used in this prospectus, the terms “we,” “our” and “us” may, depending on the context, refer to PPL Corporation, PPL Capital Funding, PPL Capital Funding Trust II or to PPL Corporation together with PPL Corporation’s consolidated subsidiaries, taken as a whole.

For more detailed information about the Securities and the Securities Guarantees, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

RISK FACTORS

In addition to the other information in this prospectus, you should carefully consider the risks associated with PPL Corporation and its subsidiaries described below before making an investment decision. The risks described below are not the only risks we face. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Our business, financial condition, cash flows or results of operations could be materially adversely affected by any of these risks. The value of our securities could decline due to any of these risks, and you may lose all or part of your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. See p. 13 for “FORWARD-LOOKING INFORMATION”, which sets forth a warning regarding forward-looking information contained or incorporated by reference in this prospectus.

Risks Related to Our Supply Businesses

Changes in commodity prices may increase the cost of producing electricity or decrease the amount we receive from selling electricity, which could adversely affect our financial performance.

Changes in power prices or fuel costs may impact our financial results and financial position by increasing the cost of producing power or decreasing the amount we receive from the sale of power. The market prices for these commodities may fluctuate substantially over relatively short periods of time. Among the factors that could influence such prices are:

•	demand for electricity and additional supplies of electricity available from current or new competitors;

•	prevailing market prices for coal, natural gas, fuel oil and other fuels used in our generation facilities, including associated transportation costs, and supplies of such commodities;

•	capacity and transmission service into, or out of, our markets;

•	changes in the regulatory framework for wholesale power markets;

•	liquidity in the general wholesale electricity market; and

•	weather conditions impacting demand for electricity.

Unlike most other commodities, electric power cannot be stored and must be produced at the time of use. As a result, the wholesale power markets are subject to significant price fluctuations over relatively short periods of time and can be unpredictable. For example, in recent years, wholesale electricity prices in the northwestern United States for all hours reached a high of $525 per megawatt hour in December 2000 and a low in May 2002 of $13 per megawatt hour.

Like wholesale power prices, fuel costs have fluctuated historically. In recent years, prices for wholesale natural gas as reported on the New York Mercantile Exchange, or NYMEX, have ranged from a high of $9.98 per btu in January 2001 to a low of $1.83 per btu in October 2001. In addition, the price for 1% residual oil at New York Harbor, which is the primary pricing location for the northeastern United States, has ranged from a high of $35 per barrel in February 2003 to a low of $15 per barrel in February 2002.

A key part of our business strategy is to sell our anticipated generation production under long-term power sales agreements that include fixed prices for our electric power. If we cannot secure or maintain favorable long-term fuel purchase agreements for our power generation facilities, our fuel costs could exceed the revenues that we derive under these long-term, fixed-price agreements. In addition, in the absence of long-term power sales agreements, we must sell the energy, capacity and other products from our facilities into the competitive wholesale power markets. Given the volatility and potential for material differences between actual power prices and fuel and other costs, if we cannot secure or maintain long-term power sales and fuel purchase agreements, our revenues will be subject to increased volatility and our financial results may be materially adversely affected.

We may not be able to obtain adequate fuel supplies, which could adversely affect our ability to operate our facilities.

We purchase fuel from a number of suppliers. Disruption in the delivery of fuel, including disruptions as a result of weather, labor relations or environmental regulations affecting our fuel suppliers, could adversely affect our ability to operate our facilities, which could result in lower sales and/or higher costs and thereby adversely affect our results of operations.

Our facilities may not operate as planned, which may increase our expenses or decrease our revenues and, thus, have an adverse effect on our financial performance.

Operation of power plants involves many risks, including the breakdown or failure of equipment or processes, accidents, labor disputes, fuel interruption and performance below expected levels. In addition, weather-related incidents and other natural disasters can disrupt both generation and transmission delivery systems. Operation of our power plants below expected capacity levels may result in lost revenues or increased expenses, including higher maintenance costs and, if we are unable to perform our contractual obligations as a result, penalties or damages.

We are not assured of any guaranteed level of sales as a provider of last resort.

Our Pennsylvania electricity delivery subsidiary, PPL Electric Utilities Corporation, has “provider of last resort,” or PLR, obligations to serve those electric retail customers that did not select an alternate supplier under the Pennsylvania Electricity Generation Customer Choice and Competition Act, or the Customer Choice Act, at rates through 2009 established pursuant to a settlement which was approved by the Pennsylvania Public Utilities Commission, or PUC. PPL EnergyPlus has entered into long-term contracts to supply PPL Electric Utilities’ PLR requirements at the settlement rates through 2009. The PLR contract obligations do not provide us with any guaranteed level of sales. If PPL Electric Utilities’ customers obtain service from alternate suppliers, which they are entitled to do at any time, our sales of power under the PPL EnergyPlus contracts may decrease. Alternatively, customers could switch back to PPL Electric Utilities from alternative suppliers, which may increase demand above our facilities’ available capacity. While PPL Energy Supply satisfies its energy supply obligations through a portfolio approach of providing energy from its generation assets, contractual relationships and market purchases, we estimate that if the PLR requirements were satisfied solely from our existing Pennsylvania generating assets, this obligation, at March 31, 2004, would represent approximately 75% of the normal operating capacity of our existing Pennsylvania generation assets. Any switching by customers could have a material adverse effect on our results of operations or financial position.

We face competition in our energy supply business, which may adversely affect our ability to operate profitably.

As a result of federal and state deregulation initiatives, the electric power industry has experienced a significant increase in the level of competition in the energy markets. Many of our facilities were historically operated within vertically-integrated, regulated utilities that sold electricity to consumers at prices based on predetermined rates set by state public utility commissions. Unlike regulated utilities, our energy supply business is not assured of any rate of return on our capital investments through predetermined rates, and our revenues and results of operations are dependent on our ability to operate in a competitive environment.

We expect the deregulated energy markets to continue to be highly competitive. Competition is impacted by energy and fuel prices, new market entrants, construction by others of generating assets, the actions of regulatory authorities and other factors. These competitive factors may negatively impact our ability to sell energy and related products and the prices which we may charge for such products, which could adversely affect our results of operations and our ability to grow our business.

Although we have long-term supply agreements for a substantial portion of our generation, a substantial portion of our future sales will be made into the competitive wholesale markets. Competition in these markets will occur principally on the basis of the price of products and, to a lesser extent, on the basis of reliability and availability. We expect the commencement of commercial operation of new electric facilities in the regional markets where we own or control generation capacity will continue to increase the competitiveness of the wholesale power market in those regions, which could have a material adverse effect on the prices we receive for energy.

We also face competition in the wholesale markets for energy capacity and ancillary services. We primarily compete with other energy merchants based on our ability to aggregate supplies at competitive prices from different sources and to efficiently utilize transportation from third-party pipelines and transmission from electric utilities. Competitors may employ very different strategies. We also compete against other energy marketers on the basis of relative financial condition and access to credit sources, and many of our competitors have greater financial resources than we do.

We are subject to the risks of nuclear generation, including the risk that our Susquehanna nuclear plant could become subject to revised safety requirements that would increase our capital and operating expenditures, and uncertainties associated with decommissioning our plant at the end of its licensed life.

As of March 31, 2004, nuclear generation accounts for about 20% of our generation capacity. The risks of nuclear generation generally include:

•	the potential harmful effects on the environment and human health resulting from the operation of nuclear facilities and the storage, handling and disposal of radioactive materials;

•	limitations on the amounts and types of insurance commercially available to cover losses and liabilities that might arise in connection with nuclear operations; and

•	uncertainties with respect to the technological and financial aspects of decommissioning nuclear plants at the end of their licensed lives.

The Nuclear Regulatory Commission, or NRC, has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities. In the event of non-compliance, the NRC has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. In addition, revised safety requirements promulgated by the NRC could necessitate substantial capital or operating expenditures at our Susquehanna nuclear plant. In addition, although we have no reason to anticipate a serious nuclear incident at our Susquehanna plant, if an incident did occur, any resulting operational loss, damages and injuries could have a material adverse effect on our results of operations, cash flows or financial condition.

Changes in technology may impair the value of our power plants.

A basic premise of our business is that generating power at central power plants achieves economies of scale and produces electricity at a relatively low price. There are other technologies for producing electricity, most notably fuel cells, microturbines, windmills and photovoltaic (solar) cells. Research and development activities are ongoing to seek improvements in the alternate technologies. It is possible that advances will reduce the cost of alternate methods of electric production to a level that is equal to or below that of most central station electric production. If this were to happen, the value of our power plants may be significantly impaired.

We are exposed to operational, price and credit risks associated with selling and marketing products in the wholesale power markets.

We purchase and sell power at the wholesale level under market-based tariffs authorized by the Federal Energy Regulatory Commission, or FERC, throughout the United States and also enter into short-term agreements to market available energy and capacity from our generation assets with the expectation of profiting from market price fluctuations. If we are unable to deliver firm capacity and energy under these agreements, we could be required to pay damages. These damages would generally be based on the difference between the market price to acquire replacement capacity or energy and the contract price of the undelivered capacity or energy. Depending on price volatility in the wholesale energy markets, such damages could be significant. Extreme weather conditions, unplanned power plant outages, transmission disruptions, and other factors could affect our ability to meet our obligations, or cause significant increases in the market price of replacement capacity and energy.

We also face credit risk that parties with whom we contract will default in their performance, in which case we may have to sell our power into a lower-priced market or make purchases in a higher-priced market than existed at the time of contract. Although we attempt to mitigate these risks, there can be no assurance that we will be able to fully meet our obligations, that we will not be required to pay damages for failure to perform or that we will not experience counterparty non-performance.

We do not always hedge against risks associated with energy and fuel price volatility.

We attempt to mitigate risks associated with satisfying our contractual power sales arrangements by reserving generation capacity to deliver electricity to satisfy our net firm sales contracts and, when necessary, by purchasing firm transmission service. We also routinely enter into contracts, such as fuel and power purchase and sale commitments, to hedge our exposure to weather conditions, fuel requirements and other energy-related commodities. We may not, however, hedge the entire exposure of our operations from commodity price volatility. To the extent we do not hedge against commodity price volatility, our results of operations and financial position may be affected unfavorably.

Our risk management policies relating to energy and fuel prices, interest rates, foreign currency and counterparty credit, may not work as planned and we may suffer economic losses despite such policies.

We actively manage the market risk inherent in our energy and fuel, debt and foreign currency positions. We have implemented procedures to enhance and monitor compliance with our risk management policies, including validation of transaction and market prices, verification of risk and transaction limits, sensitivity analyses and daily portfolio reporting of various risk measurement metrics. Nonetheless, we cannot hedge against all of our exposures in these areas and our risk management program may not work as planned. For instance, our power plants might not produce the expected amount of power during a given day or time period due to weather conditions, technical problems or other unanticipated events, which could require us to make energy purchases at higher prices than the prices under our energy supply contracts. In addition, we may miscalculate the amount of fuel required for one of our power plants during a given day or time period, which could require us to buy additional fuel or sell excess fuel at prices less favorable than the prices under our fuel contracts. Similarly, interest rates or foreign currency exchange rates in countries where we have foreign operations, could change in significant ways as a result of economic, political, social or other events that our risk management procedures were not set up to address. As a result, we cannot always predict the impact that our risk management decisions may have on us if actual events lead to greater losses or costs than our risk management positions were intended to hedge.

In addition, our trading, marketing and risk management activities are exposed to the credit risk that counterparties that owe us money or energy will breach their obligations. We have established risk management policies and programs, including credit policies to evaluate counterparty credit risk. However, if counterparties to these arrangements fail to perform, we may be forced to enter into alternative hedging arrangements or honor underlying commitments at then-current market prices. In that event, our financial results are likely to be adversely affected.

We rely on transmission and distribution assets that we do not own or control to deliver our wholesale electricity and natural gas. If transmission is disrupted, or if capacity is inadequate, our ability to sell and deliver power may be hindered.

We depend on transmission and distribution facilities owned and operated by utilities and other energy companies to deliver the electricity and natural gas we sell to the wholesale market, as well as the natural gas we purchase for use in our electric generation facilities. In Pennsylvania, although we own transmission and distribution facilities, we are a member of the PJM Interconnection, which operates the electric transmission network and electric energy market in the mid-Atlantic region of the United States. Our transmission through PJM is highly dependent on operational conditions at a given time depending on what generation assets are operating within PJM, customer demand, the status of the transmission system and whether or not PJM is importing or exporting energy to other adjacent power pools. In Arizona, Illinois, Montana, New England and New York, where we do not own transmission lines, all of the output from our generation assets is transmitted over facilities owned and operated by other companies. If transmission is disrupted, or if capacity is inadequate, our ability to sell and deliver products and satisfy our contractual obligations may be hindered.

The FERC has issued regulations that require wholesale electric transmission services to be offered on an open-access, non-discriminatory basis. Although these regulations are designed to encourage competition in wholesale market transactions for electricity, there is the potential that fair and equal access to transmission systems will not be available or that sufficient transmission capacity will not be available to transmit electric power as we desire. We cannot predict the timing of industry changes as a result of these initiatives or the adequacy of transmission facilities in specific markets.

We operate in competitive segments of the electric power industry created by deregulation initiatives at the state and federal levels. If the present trend towards competition is reversed, discontinued or delayed, our business prospects and financial condition could be materially adversely affected.

Some deregulated markets have experienced supply problems and price volatility. In some of these markets, government agencies and other interested parties have made proposals to delay market restructuring or even re-regulate areas of these markets that have previously been deregulated. In California, legislation has been passed placing a moratorium on the sale of generation plants by public utilities regulated by the California Public Utilities Commission. In 2001, the FERC instituted a series of price controls designed to mitigate (or cap) prices in the entire western U.S. to address the extreme volatility in the California energy markets. These price controls have had the effect of significantly lowering spot and forward energy prices in the western market.

In addition, the independent system operators, or ISOs, that oversee the transmission systems in certain wholesale power markets have from time to time been authorized to impose price limitations and other mechanisms to address volatility in the power markets. These types of price limitations and other mechanisms may adversely impact the profitability of our wholesale power marketing and trading business.

Other proposals to re-regulate our industry may be made, and legislative or other action affecting the electric power restructuring process may cause the process to be delayed, discontinued or reversed in the states in which we currently, or may in the future, operate. If the current trend towards competitive restructuring of the wholesale and retail power markets is delayed, discontinued or reversed, our business prospects and financial condition could be materially adversely affected.

Risk Related to Our Delivery Businesses

Regulators may not approve the rates we request. An increase in PPL Electric Utilities’ distribution rates lower than expected, or a decrease in WPD’s distribution rates, could have an adverse impact on our income.

Our electricity and gas delivery businesses are subject to cost-of-service based rate regulation. While such regulation is generally premised on the recovery of prudently incurred costs and a reasonable rate of return on invested capital, the rates that we may charge our delivery customers are subject to authorization of the applicable regulatory authorities and there is no guarantee that the rates authorized by regulators will match our actual costs or provide a particular return on invested capital at any given time.

Pursuant to a 1998 Settlement Order of the PUC, PPL Electric Utilities agreed to a cap on the electricity transmission and distribution rates that it collects from retail customers in its service territory. This cap expires on December 31, 2004. On March 29, 2004, PPL Electric Utilities filed a proposal with the PUC to increase distribution rates and pass through to customers increased transmission charges that PPL Electric Utilities pays to the PJM Interconnection for transmission services. The proposed distribution rates and transmission charge pass-through would go into effect on January 1, 2005, when the transmission and distribution rate caps expire. PPL Electric Utilities cannot predict the outcome of this proceeding.

WPD is a regulated regional monopoly electricity distribution business in Great Britain, subject to control on the prices it can charge and the quality of supply it must provide. The current distribution price control formula that governs WPD’s allowed revenue is scheduled to operate until April 2005. Any significant lowering of rates implemented by the regulatory authority based upon the 2005 regulatory review could lower the amount of revenue WPD generates in relation to its operational costs and could materially reduce our income.

Other Risks Related to Our Businesses

Our operating results could fluctuate on a seasonal basis, especially as a result of severe weather conditions.

Our electricity and gas supply and delivery businesses may be seasonal. For example, in some parts of the country, demand for, and market prices of, electricity peak during the hot summer months, while in other parts of the country such peaks occur in the cold winter months. As a result, our overall operating results in the future may fluctuate substantially on a seasonal basis, especially when severe weather conditions such as heat waves or winter storms make such fluctuations more pronounced. The pattern of this fluctuation may change depending on the nature and location of the facilities we acquire or develop and the terms of our contracts to sell electricity.

Our business is subject to extensive regulation, which may increase our costs, reduce our revenues, or prevent or delay operation of our facilities.

The acquisition, ownership and operation of power generation facilities and the delivery of electricity and gas through our transmission and distribution facilities require numerous permits, approvals, licenses and certificates from federal, state and local governmental agencies. We may not be able to obtain or maintain all required regulatory approvals. If there is a delay in obtaining any required regulatory approvals or if we fail to obtain or maintain any required approval or comply with any applicable law or regulation, the operation of our assets and our sales of electricity could be prevented or delayed or become subject to additional costs.

Our U.S. generation subsidiaries are exempt wholesale generators, or EWGs, which sell electricity into the wholesale market. Generally, our EWGs and our marketing subsidiaries are subject to regulation by the FERC. The FERC has authorized us to sell generation from our facilities and power from our marketing subsidiaries at market-based prices. The FERC retains the authority to modify or withdraw our market-based rate authority and to impose “cost of service” rates if it determines that the market is not workably competitive, that we possess market power or that we are not charging just and reasonable rates. Any reduction by the FERC of the rates we may receive or any unfavorable regulation of our business by state regulators could materially adversely affect our results of operations.

Our costs of compliance with environmental laws are significant and the costs of compliance with new environmental laws could adversely affect our profitability.

Our operations are subject to extensive federal, state, local and foreign statutes, rules and regulations relating to environmental protection. To comply with these legal requirements, we must spend significant sums on environmental monitoring, pollution control and emission fees.

New environmental laws and regulations affecting our operations, and new interpretations of existing laws and regulations, may be adopted or become applicable to us. For example, the laws governing air emissions from coal-burning plants are being re-interpreted by federal and state authorities. These re-interpretations could result in the imposition of substantially more stringent limitations on these emissions than those currently in effect.

We may not be able to obtain or maintain all environmental regulatory approvals necessary to our business. If there is a delay in obtaining any required environmental regulatory approval or if we fail to obtain, maintain or comply with any such approval, operations at our affected facilities could be halted or subjected to additional costs. Further, at some of our older facilities it may be uneconomical for us to install the necessary equipment, which may cause us to shut down those generation units.

We cannot predict the outcome of the legal proceedings and investigations currently being conducted with respect to our current and past business activities. An adverse determination could have a material adverse effect on our financial condition, results of operations or cash flows.

We are involved in numerous legal proceedings, claims and litigation and subject to ongoing state and federal investigations arising out of our business operations, the most significant of which are summarized in our reports filed with the SEC and incorporated by reference into this prospectus. We cannot predict the ultimate outcome of these matters, nor can we reasonably estimate the costs or liability that could potentially result from a negative outcome in each case.

Our investments and projects located outside of the United States expose us to risks related to laws of other countries, taxes, economic conditions, fluctuations in currency rates, political conditions and policies of foreign governments. These risks may delay or reduce our realization of value from our international projects.

We have operations outside of the United States. The acquisition, financing, development and operation of projects outside of the United States entail significant financial risks, which vary by country, including:

•	changes in foreign laws or regulations relating to foreign operations, including tax laws and regulations;

•	changes in United States laws related to foreign operations, including tax laws and regulations;

•	changes in government policies, personnel or approval requirements;

•	changes in general economic conditions affecting each country;

•	regulatory reviews of tariffs for local distribution companies;

•	changes in labor relations in foreign operations;

•	limitations on foreign investment or ownership of projects and returns or distributions to foreign investors;

•	limitations on ability of foreign companies to borrow money from foreign lenders and lack of local capital or loans;

•	fluctuations in currency exchange rates and difficulty in converting our foreign funds to U.S. dollars, which can increase our expenses and/or impair our ability to meet such expenses, and difficulty moving funds out of the country in which the funds were earned;

•	limitations on ability to import or export property and equipment;

•	compliance with United States foreign corrupt practices laws;

•	political instability and civil unrest; and

•	expropriation and confiscation of assets and facilities.

Our international operations are subject to regulation by various foreign governments and regulatory authorities. The laws and regulations of some countries may limit our ability to hold a majority interest in some of the projects that we may develop or acquire, thus limiting our ability to control the development, construction and operation of those projects. In addition, the legal environment in foreign countries in which we currently own assets or projects or may develop projects in the future could make it more difficult for us to enforce our rights under agreements relating to such projects. Our international projects may also be subject to risks of being delayed, suspended or terminated by the applicable foreign governments or may be subject to risks of contract invalidation by commercial or governmental entities.

Despite contractual protections we have against many of these risks for our international operations or potential investments in the future, our actual results and the value of our investment may be adversely affected by the occurrence of any of these events.

We may need significant additional financing to pursue growth opportunities.

We continually review potential acquisitions and development projects and may enter into significant acquisitions or development projects in the future. Any acquisition or development project will likely require access to substantial capital from outside sources on acceptable terms. We may also need external financing to fund capital expenditures, including capital expenditures necessary to comply with environmental regulations or other regulatory requirements.

Our ability to arrange financing and our cost of capital are dependent on numerous factors, including general economic conditions, credit availability and our financial performance. The inability to obtain sufficient financing on terms that are acceptable to us could adversely affect our ability to pursue acquisition and development opportunities and fund capital expenditures.

Risks Related to Corporate and Financial Structure

Our cash flow and ability to pay dividends and ability to meet debt obligations largely depend on the performance of our subsidiaries and affiliates, some of which we do not control.

PPL Corporation is a holding company and its only significant assets are its investments in its subsidiaries. As a holding company, PPL Corporation is dependent upon dividends, loans or advances, or other intercompany transfers of funds from subsidiaries to pay dividends on its capital stock and to meet its obligations under the Securities Guarantees. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on any Securities (except for the Securities issued by such subsidiaries) or to make any funds available for such payment.

Because PPL Corporation is a holding company, its obligations under the Securities Guarantees will be effectively subordinated to all existing and future liabilities of its subsidiaries. Therefore, PPL Corporation’s rights and the rights of its shareholders and creditors, including rights of a holder of any

Security under a Securities Guarantee, to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized will be subject to the prior claims of such subsidiary’s creditors. To the extent that PPL Corporation may itself be a creditor with recognized claims against any such subsidiary, PPL Corporation’s claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinated to any indebtedness or other liabilities of the subsidiary senior to that held by PPL Corporation. Although certain agreements to which PPL Corporation and its subsidiaries are parties limit the ability to incur additional indebtedness, PPL Corporation and its respective subsidiaries retain the ability to incur substantial additional indebtedness and other liabilities.

The debt agreements of some of our subsidiaries and affiliates contain provisions that might restrict their ability to pay dividends, make distributions or otherwise transfer funds to PPL Corporation upon failing to meet certain financial tests or other conditions, although we currently believe that all of PPL Corporation’s subsidiaries and affiliates are in compliance with such tests and conditions. Further, if we elect to receive distributions of earnings from our foreign operations, we may incur United States taxes, net of any available foreign tax credits, on such amounts. Distributions to us from our international projects are, in some countries, also subject to withholding taxes.

A downgrade in our or our subsidiaries’ credit ratings could negatively affect our ability to access capital and increase the cost of maintaining our credit facilities and any new debt.

Moody’s Investors Service, Inc. currently rates PPL Energy Supply’s senior unsecured debt at “Baa2,” PPL Capital Funding’s senior unsecured debt at “Baa3,” and PPL Electric Utilities’ senior secured debt at “Baa1.” Fitch Ratings rates PPL Capital Funding’s senior unsecured debt at “BBB.” Our Fitch ratings for PPL Corporation, PPL Energy Supply and PPL Capital Funding are on negative outlook. Standard & Poor’s Ratings Services, a Division of the McGraw-Hill Companies, Inc., rates PPL Corporation and PPL Energy Supply at “BBB,” PPL Capital Funding’s senior unsecured debt at “BBB-” and PPL Electric Utilities at “A-.” Our Standard & Poor’s rating for PPL Electric Utilities is on negative outlook. While we do not expect these ratings to limit our ability to fund our short-term liquidity needs or to have a material impact on the cost to maintain our credit facilities and/or access any new long-term debt, any future ratings downgrades could negatively affect our ability to fund our short-term liquidity needs and increase the cost to maintain our credit facilities and access new long-term debt.

FORWARD-LOOKING INFORMATION

Certain statements included or incorporated by reference in this prospectus, including statements with respect to future earnings, energy supply and demand, costs, electric rates, subsidiary performance, growth, new technology, project development, fuel and energy prices, strategic initiatives, and generating capacity and performance, are “forward-looking statements” within the meaning of the federal securities laws. Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. These forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements. In addition to the specific factors discussed in the “Risk Factors” section in this prospectus and our reports that are incorporated by reference, the following are among the important factors that could cause actual results to differ materially from the forward-looking statements:

•	market demand and prices for energy, capacity and fuel;

•	weather conditions affecting customer energy usage and operating costs;

•	competition in retail and wholesale power markets;

•	the effect of any business or industry restructuring;

•	our profitability and liquidity;

•	new accounting requirements or new interpretations or applications of existing requirements;

•	operation of existing facilities and operating costs of us and our subsidiaries;

•	environmental conditions and requirements;

•	transmission and distribution system conditions and operating costs;

•	development of new projects, markets and technologies;

•	performance of new ventures;

•	asset acquisitions and dispositions;

•	political, regulatory or economic conditions in states, regions or countries where we or our subsidiaries conduct business;

•	receipt and renewals of necessary governmental permits and approvals and rate relief;

•	impact of state or federal investigations applicable to us and our subsidiaries and the energy industry;

•	the outcome of litigation against us and our subsidiaries;

•	capital markets conditions and decisions regarding our capital structure;

•	stock price performance of PPL Corporation;

•	market prices of equity securities and resultant cash funding requirements for defined benefit pension plans;

•	our or any of our subsidiaries’ securities and credit ratings;

•	state and federal regulatory developments;

•	foreign exchange rates;

•	new state or federal legislation, including new tax legislation;

•	national or regional economic conditions, including any potential effects arising from the September 11, 2001 terrorist attacks in the United States, the situation in Iraq and any consequential hostilities or other hostilities; and

•	our commitments and liabilities.

Any such forward-looking statements should be considered in light of such important factors and in conjunction with other documents we file with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all of such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and we do not undertake any obligation to update the information contained in such statement to reflect subsequent developments or information.

PPL CORPORATION

PPL Corporation is an energy and utility holding company that, through its subsidiaries, is primarily engaged in the generation and marketing of electricity in the northeastern and western United States and in the delivery of electricity in Pennsylvania, the United Kingdom and Latin America. As of March 31, 2004, we owned or controlled 11,527 megawatts, or MW, of low-cost and diverse power generation capacity. We recently added or are developing an additional 863 MW of new domestic electric generation capacity, including 45 MW from our share of an upgrade to Unit 1 at our Susquehanna nuclear facility in Pennsylvania completed in April 2004 and 600 MW from our Lower Mount Bethel gas-fired facility in Pennsylvania that went into service in May 2004. Additionally, we provide energy-related services to businesses primarily in the mid-Atlantic and northeastern United States.

Approximately 6,500 MW of our total generation capacity is currently committed to meeting the obligation of our Pennsylvania delivery company to provide electricity through the year 2009 under fixed-price tariffs pursuant to the Customer Choice Act. We have another 450 MW of generation capacity committed to providing electricity to a delivery company in Montana through June 2007. These two commitments, combined with other contractual sales to other counterparties for terms of various lengths, commit, on average, approximately 80% of our expected annual output for the period 2004 through 2008. These arrangements are consistent with and are an integral part of our overall business strategy, which includes the matching of energy supply with load, or customer demand, under long-term and intermediate-term contracts with creditworthy counterparties to capture profits while reducing our exposure to movements in energy and fuel prices and counterparty credit risk.

We operate through two principal lines of business.

Energy Supply

We are a leading supplier of competitively priced energy in the United States through our subsidiaries, PPL Generation and PPL EnergyPlus, and acquire and develop U.S. generation projects through our PPL Global subsidiary. These entities are direct, wholly-owned subsidiaries of PPL Energy Supply, LLC. PPL Energy Supply is an indirect wholly-owned subsidiary of PPL Corporation.

•

PPL Generation owns or controls a portfolio of domestic power generation assets, with a total capacity of 11,527 MW as of March 31, 2004. These power plants are located in Pennsylvania (8,582 MW), Montana (1,157 MW), Arizona (750 MW), Illinois (540 MW), Connecticut (243 MW), New York (159 MW) and Maine (96 MW) and use well-diversified fuel sources including coal, nuclear, natural gas, oil and hydro. In April 2004, we completed an upgrade to Unit 1 at our Susquehanna nuclear facility in Pennsylvania, which added an additional 45 MW to our portfolio. In May 2004, our Lower Mount Bethel gas-fired facility in Pennsylvania went into service, which added 600 MW to our portfolio. In June 2004, we agreed to sell the 450 MW Sundance power plant in Arizona to the Arizona Public Service Company, subject to the receipt of various state and federal regulatory approvals and customary closing conditions.

•	PPL EnergyPlus markets electricity produced by PPL Generation, along with purchased power and natural gas, in competitive wholesale and deregulated retail markets, primarily in the northeastern and western portions of the United States. PPL EnergyPlus also provides energy-related products and services, such as engineering and mechanical contracting, construction and maintenance services, to commercial and industrial customers.

•	PPL Global (domestic operations) acquires and develops U.S. generation projects that are, in turn, operated by PPL Generation as part of its portfolio of generation assets.

Energy Delivery

We provide energy delivery services in the mid-Atlantic regions of the United States through our subsidiaries, PPL Electric Utilities and PPL Gas Utilities Corporation, and in the United Kingdom and Latin America through our PPL Global subsidiary.

•	PPL Electric Utilities is a regulated public utility company, incorporated in 1920, providing electricity delivery services to approximately 1.3 million customers in eastern and central Pennsylvania.

•	PPL Gas Utilities is a regulated public utility providing gas delivery services to approximately 105,000 customers in Pennsylvania and Maryland.

•	PPL Global (international operations) currently owns and operates energy delivery businesses serving approximately 3.5 million customers in the United Kingdom and Latin America. In September 2002, PPL Global acquired a controlling interest in, and consequently gained 100% ownership of, Western Power Distribution Holdings Limited and WPD Investment Holdings Limited, which together we refer to as WPD. WPD operates two electric distribution companies in the U.K., which together serve approximately 2.5 million end-users. WPD delivered 28,137 million kWh of electricity in 2003.

The information above concerning PPL Corporation and its subsidiaries is only a summary and does not purport to be comprehensive. For additional information concerning PPL Corporation and its subsidiaries, including certain assumptions, risks and uncertainties involved in the forward-looking statements contained or incorporated by reference in this prospectus, you should refer to the information described in “Where You Can Find More Information.”

PPL Corporation’s offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101-1179 and its telephone number is (610) 774-5151.

PPL CAPITAL FUNDING

PPL Capital Funding is a Delaware corporation and a wholly-owned subsidiary of PPL Corporation. PPL Capital Funding’s primary business is to provide PPL Corporation with financing for its operations.

PPL Capital Funding’s offices are located at Two North Ninth Street, Allentown, Pennsylvania 18101-1179 and its telephone number is (610) 774-5151.

PPL CAPITAL FUNDING TRUST II

The Trust is a statutory trust created under Delaware law under a trust agreement which is to be amended pursuant to an Amended and Restated Trust Agreement (as so amended, the “Trust Agreement”) among PPL Corporation, JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) as the Property Trustee, Chase Manhattan Bank USA, National Association, as Delaware Trustee and two of our employees as Administrative Trustees. The Trust exists only to issue and sell its Preferred Trust Securities and Common Trust Securities, to acquire and hold the Subordinated Debt Securities as trust assets and to engage in activities incidental to the foregoing. All of the Common Trust Securities will be owned by PPL Corporation. The Common Trust Securities will represent at least 3% of the total capital of the Trust. Payments will be made on the Common Trust Securities pro rata with the Preferred Trust Securities, except that the Common Trust Securities’ right to payment will be subordinated to the rights of the Preferred Trust Securities if there is a default under the Trust Agreement resulting from an event of default under the Subordinated Indenture, as defined below. The Trust has a term of approximately 40 years, but may dissolve earlier as provided in the Trust Agreement. The Trust’s business and affairs will be conducted by its Administrative Trustees, as set forth in the Trust Agreement. The office of the Delaware Trustee in the State of Delaware is 500 Stanton Christiana Road, Building 4, 3rd Floor, Newark, Delaware 19713. The Trust’s offices are located at Two North Ninth Street, Allentown, PA 18101-1179, and the telephone number is (610) 774-5151.

USE OF PROCEEDS

Unless we indicate differently in the applicable prospectus supplement, the net proceeds from the sale of the Debt Securities, Subordinated Debt Securities and/or the Preferred Trust Securities will be loaned to PPL Corporation and/or its subsidiaries. PPL Corporation and/or its subsidiaries are expected to use the proceeds of such loans, and the proceeds of any other Securities, for general corporate purposes, including repayment of debt.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth PPL Corporation’s ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred dividends for the periods indicated:

	Twelve Months Ended March 31,	Twelve Months Ended December 31,
	2004	2003	2002	2001	2000	1999
Ratio of earnings to fixed charges(a)	2.6	2.5	1.9	1.7	2.5	2.7
Ratio of earnings to combined fixed charges and preferred stock dividends (b)	2.6	2.5	1.9	1.7	2.5	2.7

(a)	In calculating the earnings component, net income excludes extraordinary items, minority interest, loss from discontinued operations and the cumulative effects of changes in accounting principles. See PPL Corporation’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information.

(b)	Since PPL Corporation does not have any preferred stock outstanding, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

DESCRIPTION OF PPL CORPORATION’S CAPITAL STOCK

The description below is a summary of certain provisions of PPL Corporation’s capital stock. The Pennsylvania Business Corporation Law, or BCL, and the Restated Articles of Incorporation and Bylaws of PPL Corporation determine the rights and privileges of holders of PPL Corporation’s capital stock. We encourage you to read such documents, which have been filed with the SEC, as set forth in “Where You Can Find More Information,” and the Pennsylvania law for more information regarding such capital stock.

Authorized Capital

The authorized capital stock of PPL Corporation consists of 390,000,000 shares of Common Stock, par value $.01 per share and 10,000,000 shares of Preferred Stock, par value $.01 per share.

Common Stock

As of March 31, 2004, 177,768,675 shares of Common Stock were issued and outstanding. The outstanding Common Stock is, and the Common Stock offered hereby when issued and paid for will be, fully paid and non-assessable.

Dividends. Dividends on the Common Stock will be paid if, when and as determined by the Board of Directors of PPL Corporation out of funds legally available for this purpose. The rate and timing of future dividends will depend upon the future earnings, cash flows and financial condition of PPL Corporation and its subsidiaries and upon other relevant factors affecting PPL Corporation’s dividend policy which PPL Corporation cannot presently determine. As a practical matter, the ability of PPL Corporation to pay dividends will be governed by the ability of PPL Corporation’s operating subsidiaries to pay dividends to PPL Corporation. The subsidiaries’ ability to pay dividends to PPL Corporation will be subject to the prior rights of the holders of such subsidiaries’ outstanding debt and preferred securities, the availability of earnings and the needs of their businesses.

Voting Rights. Holders of Common Stock are entitled to one vote for each share held by them on all matters presented to shareowners. Pursuant to PPL Corporation’s Articles of Incorporation, the holders of Common Stock will not have cumulative voting rights in the election of directors. PPL Corporation’s bylaws provide for a classified board of directors consisting of three classes as nearly equal in number as may be. Each class holds office until the third year following the election of such class, and no director may be removed except for cause upon a two-thirds vote of all outstanding shares. PPL Corporation’s bylaws also provide for certain notice requirements for shareowner nominations and proposals at annual meetings and preclude shareowners from bringing business before any special meeting. PPL Corporation’s Articles of Incorporation and certain provisions of Pennsylvania law would require a supermajority vote of the holders of Common Stock or a majority vote of disinterested directors to approve certain business combinations and other major transactions involving PPL Corporation. See “Possible Anti-Takeover Effects of Our Articles and Bylaws” below for additional information.

Liquidation Rights. After satisfaction of the preferential liquidation rights of any Preferred Stock, the holders of Common Stock are entitled to share, ratably, in the distribution of all remaining net assets.

Preemptive and Other Rights. The holders of Common Stock do not have preemptive rights as to additional issues of Common Stock or conversion rights. The shares of Common Stock are not subject to redemption or to any further calls or assessments and are not entitled to the benefit of any sinking fund provisions.

Preferred Stock

PPL Corporation’s Board of Directors is authorized, without further shareowner action, to divide the Preferred Stock into one or more classes or series and to determine the designations, preferences, limitations and special rights of any class or series including, but not limited to, the following:

(a)	the rate of dividend, if any;

(b)	the rights, if any, of the holders of shares of the series upon voluntary or involuntary liquidation, dissolution or winding up of PPL Corporation;

(c)	the terms and conditions upon which shares may be converted into shares of other series or other capital stock, if issued with the privilege of conversion;

(d)	the price at and the terms and conditions upon which shares may be redeemed; and

(e)	the voting rights, if any.

No shares of Preferred Stock have been issued. The applicable prospectus supplement will describe the terms of any Preferred Stock.

Unless otherwise provided in the applicable prospectus supplement, holders of Preferred Stock will not have any preemptive rights to subscribe for or purchase any additional shares of the capital stock of PPL Corporation, or other securities or other right or option to purchase shares of capital stock. See “Possible Anti-Takeover Effects of Certain Provisions of the Articles and Bylaws” below for additional information.

Possible Anti-Takeover Effects of the Articles and Bylaws

Certain provisions of the Articles and Bylaws may have the effect of discouraging unilateral tender offers or other attempts to takeover and acquire the business of PPL Corporation. As permitted by the BCL, our Articles and Bylaws.

(a)	do not provide for cumulative voting in the election of directors,

(b)	restrict shareholders from bringing any business before a special meeting of shareowners,

(c)	require prior written notice of any business to be brought by a shareowner before the annual meeting and

(d)	require advance notice for shareowner nominations for directors.

In addition, the Articles and Bylaws authorize the Board of Directors to create and issue a new class or series of preferred stock, provide for a classified Board of Directors, and include certain fair price provisions and super-majority voting requirements relating to business combinations, removal of directors and amendments to the Articles and Bylaws. These provisions in our Articles and Bylaws may limit the ability of individuals to bring matters before shareowner meetings, change the composition of the Board of Directors and pursue a merger, takeover, business combination or tender offer involving PPL Corporation, which, under certain circumstances, could encourage a potentially interested purchaser to negotiate with the Board of Directors rather than pursue a non-negotiated takeover attempt, including one which shareowners might favor, and could reduce the market value of our common stock.

Listing

The outstanding shares of Common Stock are, and the shares offered hereby will be, listed on the New York and Philadelphia Stock Exchanges.

Transfer Agents and Registrars

The Transfer Agents and Registrars for the Common Stock are PPL Services Corporation and Wells Fargo Bank Minnesota, N.A., St. Paul, Minnesota.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

PPL Corporation may issue Stock Purchase Contracts representing contracts obligating holders to purchase from PPL Corporation, and PPL Corporation to sell to the holders, a specified number of shares of Common Stock at a future date or dates. The price per share of Common Stock and number of shares of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of other Stock Purchase Units that consist of (a) a Stock Purchase Contract or (b) a Stock Purchase Contract and debt securities or preferred trust securities of third parties (including, but not limited to, Debt Securities, Subordinated Debt Securities, Preferred Trust Securities or United States Treasury securities), that would secure the holders’ obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require PPL Corporation to make periodic payments to the holders of the Stock Purchase Units or vice-versa. These payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units.

DESCRIPTION OF THE DEBT SECURITIES

The following description sets forth certain general terms and provisions of PPL Capital Funding’s unsecured debt securities, consisting of notes or debentures, that we may offer by this prospectus (“Debt Securities”). We will describe the particular terms of Debt Securities, and provisions that vary from those described below, in one or more prospectus supplements.

We may issue the Debt Securities from time to time in the future in one or more series. We will issue the Debt Securities and the guarantee or guarantees of PPL Corporation relating thereto (the “Guarantee” or “Guarantees”) under the Indenture, dated as of November 1, 1997 (as such indenture has been and may be supplemented, the “Indenture”), among PPL Capital Funding, PPL Corporation and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee (the “Trustee”).

The Indenture is filed as an exhibit to the registration statement. The Indenture and its associated documents contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the Debt Securities or the Indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the Indenture, including definitions of certain terms used in the Indenture. We also include references in parentheses to certain sections of the Indenture. Whenever we refer to particular sections or defined terms of the Indenture in this prospectus or in a prospectus supplement, such sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your securities described in the applicable prospectus supplement or supplements. The Indenture has been qualified under the Trust Indenture Act, and you should refer to the Trust Indenture Act for provisions that apply to the Debt Securities.

General

We may issue an unlimited amount of Debt Securities or other securities under the Indenture. The Debt Securities and all other debt securities issued previously or hereafter under the Indenture are collectively referred to herein as the “Indenture Securities.”

The Debt Securities will be unsecured and unsubordinated obligations of PPL Capital Funding, and by the Guarantees will be unconditionally guaranteed by PPL Corporation as to payment of principal and any interest and premium. See “—PPL Corporation Guarantees.”

Prior to the issuance of each series, certain aspects of the particular Debt Securities have to be specified in a supplemental indenture, in a board resolution of PPL Capital Funding, or in one or more officer’s certificates of PPL Capital Funding pursuant to a supplemental indenture or a board resolution. We refer you to the applicable prospectus supplement(s) for a description of the following terms of the series of Debt Securities:

(a)	the title of such Debt Securities;

(b)	any limit upon the principal amount of such Debt Securities;

(c)	the date or dates on which principal will be payable or how to determine such dates;

(d)	the rate or rates or method of determination of interest; the date from which interest will accrue; the dates on which interest will be payable (“Interest Payment Dates”); and any record dates for the interest payable on such Interest Payment Dates;

(e)	any obligation or option of PPL Capital Funding to redeem, purchase or repay Debt Securities, or any option of the Holder to require PPL Capital Funding to redeem or repurchase Debt Securities, and the terms and conditions upon which such Debt Securities will be redeemed, purchased or repaid;

(f)	the denominations in which such Debt Securities will be issuable (if other than denominations of $1,000 and any integral multiple thereof);

(g)	whether such Debt Securities are to be issued in whole or in part in the form of one or more global Debt Securities and, if so, the identity of the depositary for such global Debt Securities; and

(h)	any other terms of such Debt Securities.

(See Section 301.)

PPL Corporation Guarantees

PPL Corporation will unconditionally guarantee the payment of principal of and any interest and premium on the Debt Securities, when due and payable, whether at the stated maturity date, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of such Debt Securities and the Indenture. The Guarantees will remain in effect until the entire principal of and any premium and interest on the Debt Securities has been paid in full or otherwise discharged in accordance with the provisions of the Indenture. (See Article Fourteen.) The Guarantees will be unsecured debt of PPL Corporation, not subordinated by their terms to any other obligations of PPL Corporation. See “Risk Factors—Risks Related to Corporate and Financial Structure,” above, however, with regard to the effect of the holding company structure on the status of PPL Corporation’s obligations compared to obligations of its subsidiaries.

Payment of Debt Securities

Interest

Unless we indicate differently in a prospectus supplement, we will pay interest on each Debt Security on each Interest Payment Date by check mailed to the person in whose name such Debt Security is registered (the registered holder of any Indenture Security being called a “Holder” in this prospectus) as of the close of business on the regular record date relating to such Interest Payment Date, except that interest payable at maturity (whether at stated maturity, upon redemption or otherwise, “Maturity”) will be paid to the person to whom principal is paid.

However, if we default in paying interest on a Debt Security, we will pay defaulted interest in either of the two following ways:

(a)	We will first propose to the Trustee a payment date for such defaulted interest. Next, the Trustee will choose a Special Record Date for determining which Holders are entitled to the payment. The Special Record Date will be between 10 and 15 days before the payment date we propose. Finally, we will pay such defaulted interest on the payment date to the Holder of the Debt Security as of the close of business on the Special Record Date.

(b)	Alternatively, we can propose to the Trustee any other lawful manner of payment that is consistent with the requirements of any securities exchange on which such Debt Securities are listed for trading. If the Trustee thinks the proposal is practicable, payment will be made as proposed.

(See Section 307.)

Principal

Unless we indicate differently in a prospectus supplement, we will pay principal of and any interest and premium on the Debt Securities at Maturity upon presentation of the Debt Securities at the office of JPMorgan Chase Bank in New York, New York, as our Paying Agent. Any other Paying Agent initially designated for the Debt Securities of a particular series will be named in the applicable prospectus supplement.

In our discretion, we may change the place of payment on the Debt Securities, and may remove any Paying Agent and may appoint one or more additional Paying Agents (including PPL Capital Funding, PPL Corporation or any affiliate of either of them). (See Section 602.)

Unless otherwise specified in the applicable supplement, if any Interest Payment Date, Redemption Date or the Maturity of a Debt Security falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date, Redemption Date or the Maturity, as the case may be, to the date of such payment on the next succeeding Business Day. “Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies are generally authorized or required by law, regulation or executive order to close in The City of New York or other city in which any Paying Agent for the Debt Securities is located (See Section 113.)

Form; Transfers; Exchanges

Unless otherwise indicated in a prospectus supplement, the Debt Securities will be issued:

(a)	only in fully registered form;

(b)	without interest coupons; and

(c)	in denominations that are integral multiples of $1,000. (See Section 302.)

You may have your Debt Securities divided into Debt Securities of smaller denominations (of at least $1,000) or combined into Debt Securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.”

You may exchange or transfer Debt Securities at the office of the Trustee. The Trustee acts as our agent for registering Debt Securities in the names of holders and transferring debt securities. We may appoint another agent or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the “Security Registrar.” It will also perform transfers.

In our discretion, we may change the place for registration of transfer of the Debt Securities and may remove and/or appoint one or more additional Security Registrars (including PPL Capital Funding, PPL Corporation or any affiliate of either of them). (See Sections 305 and 602.)

Except as otherwise provided in a prospectus supplement, there will be no service charge for any transfer or exchange of the Debt Securities, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We may block the transfer or exchange of (a) Debt Securities during a period of 15 days prior to giving any notice of redemption or (b) any Debt Security selected for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part. (See Section 305.)

Redemption

We will set forth any terms for the redemption of Debt Securities in a prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to Debt Securities redeemable at the option of the Holder, Debt Securities will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If less than all of the Debt Securities of any series or any tranche thereof are to be redeemed, the Trustee will select the Debt Securities to be redeemed. In the absence of any provision for selection, the Trustee will choose a method of random selection as it deems fair and appropriate. (See Sections 403 and 404.)

Debt Securities will cease to bear interest on the redemption date. PPL Capital Funding will pay the redemption price and any accrued interest once you surrender the Debt Security for redemption. (See Section 405.) If only part of a Debt Security is redeemed, the Trustee will deliver to you a new Debt Security of the same series for the remaining portion without charge. (Section 406.)

We may make any redemption at the option of PPL Capital Funding conditional upon the receipt by the Paying Agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the Paying Agent has not received such money by the date fixed for redemption, PPL Capital Funding will not be required to redeem such Debt Securities. (See Section 404.)

Events of Default

An “Event of Default” occurs with respect to Indenture Securities of any series if

(a)	we do not pay any interest on any Indenture Securities of the applicable series within 30 days of the due date;

(b)	we do not pay principal or premium on any Indenture Securities of the applicable series on its due date;

(c)	we remain in breach of a covenant (excluding covenants solely applicable to a specific series) or warranty of the Indenture for 90 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the Trustee or Holders of 25% of the principal amount of Indenture Securities of the affected series; the Trustee or such Holders can agree to extend the 90-day period and such an agreement to extend will be automatically deemed to occur if we are diligently pursuing action to correct the default;

(d)	the Guarantees on any Indenture Securities of the applicable series

(1)	cease to be effective (except in accordance with their terms),

(2)	are found in any judicial proceeding to be unenforceable or invalid, or

(3)	are denied or disaffirmed (except in accordance with their terms);

(e)	we file for bankruptcy or certain other events in bankruptcy, insolvency, receivership or reorganization occur; or

(f)	any other Event of Default specified in the prospectus supplement occurs.

(See Section 801.)

No Event of Default with respect to the Debt Securities necessarily constitutes an Event of Default with respect to the Indenture Securities of any other series issued under the Indenture.

Remedies

Acceleration

Any One Series. If an Event of Default occurs and is continuing with respect to any one series of Indenture Securities, then either the Trustee or the Holders of 25% in principal amount of the outstanding Indenture Securities of such series may declare the principal amount of all of the Indenture Securities of such series to be due and payable immediately.

More Than One Series. If an Event of Default occurs and is continuing with respect to more than one series of Indenture Securities, then either the Trustee or the Holders of 25% in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, may make such declaration of acceleration. Thus, if there is more than one series affected, the action by 25% in principal amount of the Indenture Securities of any particular series will not, in itself, be sufficient to make a declaration of acceleration.

(See Section 802.)

Rescission of Acceleration

After the declaration of acceleration has been made and before the Trustee has obtained a judgment or decree for payment of the money due, such declaration and its consequences will be rescinded and annulled, if

(a)	we pay or deposit with the Trustee a sum sufficient to pay

(1)	all overdue interest;

(2)	the principal of and any premium which have become due otherwise than by such declaration of acceleration and overdue interest thereon;

(3)	interest on overdue interest to the extent lawful; and

(4)	all amounts due to the Trustee under the Indenture; and

(b)	all Events of Default, other than the nonpayment of the principal which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

(See Section 802.) For more information as to waiver of defaults, see “—Waiver of Default and of Compliance” below.

Control by Holders; Limitations

Subject to the Indenture, if an Event of Default with respect to the Indenture Securities of any one series occurs and is continuing, the Holders of a majority in principal amount of the outstanding Indenture Securities of that series will have the right to

(a)	direct the time, method and place of conducting any proceeding for any remedy available to the Trustee; or

(b)	exercise any trust or power conferred on the Trustee with respect to the Indenture Securities of such series.

If an Event of Default is continuing with respect to more than one series of Indenture Securities, the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Indenture Securities of any one of such series. These rights of Holders to make direction are subject to the following limitations:

(a)	the Holders’ directions may not conflict with any law or the Indenture; and

(b)	the Holders’ directions may not involve the Trustee in personal liability where the Trustee believes indemnity is not adequate.

The Trustee may also take any other action it deems proper which is consistent with the Holders’ direction. (See Sections 812 and 903.)

In addition, the Indenture provides that no Holder of any Indenture Security will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture for the appointment of a receiver or for any other remedy thereunder unless

(a)	that Holder has previously given the Trustee written notice of a continuing Event of Default;

(b)	the Holders of 25% in aggregate principal amount of the outstanding Indenture Securities of all affected series, considered as one class, have made written request to the Trustee to institute proceedings in respect of that Event of Default and have offered the Trustee reasonable indemnity against costs and liabilities incurred in complying with such request; and

(c)	for 60 days after receipt of such notice, the Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of outstanding Indenture Securities of all affected series, considered as one class.

Furthermore, no Holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders. (See Sections 807 and 903.)

However, each Holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Sections 807 and 808.)

Notice of Default

The Trustee is required to give the Holders of the Indenture Securities notice of any default under the Indenture to the extent required by the Trust Indenture Act, unless such default has been cured or waived; except that in the case of an Event of Default of the character specified above in clause (c) under “Events of Default,” no such notice shall be given to such Holders until at least 75 days after the occurrence thereof. (See Section 902.) The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice to be in the interests of the Holders.

We will furnish the Trustee with an annual statement as to the compliance by PPL Capital Funding with the conditions and covenants in the Indenture. (See Section 605.)

Waiver of Default and of Compliance

The Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of any series may waive, on behalf of the Holders of all Indenture Securities of such series, any past default under the Indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the Indenture that cannot be amended without the consent of the Holder of each outstanding Indenture Security. (See Section 813.)

Compliance with certain covenants in the Indenture or otherwise provided with respect to Indenture Securities may be waived by the Holders of a majority in aggregate principal amount of the affected Indenture Securities, considered as one class. (See Section 606.)

Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants

Subject to the provisions described in the next paragraph, each of PPL Capital Funding and PPL Corporation will preserve its corporate existence. (See Section 604.)

PPL Capital Funding and PPL Corporation have each agreed not to consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity unless

(a)	the entity formed by such consolidation or into which PPL Capital Funding or PPL Corporation, as the case may be, is merged or the entity which acquires or which leases the property and assets of PPL Capital Funding or PPL Corporation, as the case may be, substantially as an entirety is an entity organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding Indenture Securities (or the Guarantees endorsed thereon, as the case may be) and the performance of all of the covenants of PPL Capital Funding or PPL Corporation, as the case may be, under the Indenture; and

(b)	immediately after giving effect to such transactions, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have occurred and be continuing. (See Section 1101.)

The Indenture does not prevent or restrict:

(a)	any consolidation or merger after the consummation of which PPL Capital Funding or PPL Corporation would be the surviving or resulting entity; or

(b)	any conveyance or other transfer, or lease, of any part of the properties of PPL Capital Funding or PPL Corporation which does not constitute the entirety, or substantially the entirety, thereof. (See Section 1103.)

Neither the Indenture nor the Guarantee contains any financial or other similar restrictive covenants.

Modification of Indenture

Without Holder Consent. Without the consent of any Holders of Indenture Securities, PPL Capital Funding, PPL Corporation and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

(a)	to evidence the succession of another entity to PPL Capital Funding or PPL Corporation; or

(b)	to add one or more covenants of PPL Capital Funding or PPL Corporation or other provisions for the benefit of the Holders of all or any series or tranche of Indenture Securities, or to surrender any right or power conferred upon PPL Capital Funding or PPL Corporation; or

(c)	to add any additional Events of Default for all or any series of Indenture Securities; or

(d)	to change or eliminate any provision of the Indenture or to add any new provision to the Indenture that does not adversely affect the interests of the Holders; or

(e)	to provide security for the Indenture Securities of any series; or

(f)	to establish the form or terms of Indenture Securities of any series or tranche or any Guarantees as permitted by the Indenture; or

(g)	to provide for the issuance of bearer securities; or

(h)	to evidence and provide for the acceptance of appointment of a separate or successor Trustee; or

(i)	to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of Indenture Securities; or

(j)	to change any place or places where

(1)	we may pay principal, premium and interest,

(2)	Indenture Securities may be surrendered for transfer or exchange, and

(3)	notices and demands to or upon PPL Capital Funding or PPL Corporation may be served; or

(k)	to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the Holders in any material respect.

If the Trust Indenture Act is amended after the date of the Indenture so as to require changes to the Indenture or so as to permit changes to, or the elimination of, provisions which, at the date of the Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and PPL Capital Funding, PPL Corporation and the Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to effect or evidence such amendment.

(See Section 1201.)

With Holder Consent. Except as provided above, the consent of the Holders of at least a majority in aggregate principal amount of the Indenture Securities of all outstanding series, considered as one class, is generally required for the purpose of adding to, or changing or eliminating any of the provisions of, the Indenture pursuant to a supplemental indenture. However, if less than all of the series of outstanding Indenture Securities are directly affected by a proposed supplemental indenture, then such proposal only requires the consent of the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all directly affected series, considered as one class. Moreover, if the Indenture Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the Holders of Indenture Securities of one or more, but less than all, of such tranches, then such proposal only requires the consent of the Holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all directly affected tranches, considered as one class.

However, no amendment or modification may, without the consent of the Holder of each outstanding Indenture Security directly affected thereby,

(a)	change the stated maturity of the principal or interest on any Indenture Security (other than pursuant to the terms thereof), or reduce the principal amount, interest or premium payable or change the currency in which any Indenture Security is payable, or impair the right to bring suit to enforce any payment;

(b)	reduce the percentages of Holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the Indenture; or

(c)	modify certain of the provisions in the Indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

A supplemental indenture which changes or eliminates any provision of the Indenture expressly included solely for the benefit of Holders of Indenture Securities of one or more particular series or tranches will be deemed not to affect the rights under the Indenture of the Holders of Indenture Securities of any other series or tranche. (See Section 1202.)

Miscellaneous Provisions

The Indenture provides that certain Indenture Securities, including those for which payment or redemption money has been deposited or set aside in trust as described under “—Satisfaction and Discharge” below, will not be deemed to be “outstanding” in determining whether the Holders of the requisite principal amount of the outstanding Indenture Securities have given or taken any demand, direction, consent or other action under the Indenture as of any date, or are present at a meeting of Holders for quorum purposes. (See Section 101.)

PPL Capital Funding or PPL Corporation will be entitled to set any day as a record date for the purpose of determining the Holders of outstanding Indenture Securities of any series entitled to give or take any demand, direction, consent or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain circumstances, the Trustee also will be entitled to set a record date for action by Holders. If such a record date is set for any action to be taken by Holders of particular Indenture Securities, such action may be taken only by persons who are Holders of such Indenture Securities on the record date. (See Section 104.)

Satisfaction and Discharge

Any Indenture Securities or any portion will be deemed to have been paid for purposes of the Indenture, and at PPL Capital Funding’s election, our entire indebtedness will be satisfied and discharged, if there shall have been irrevocably deposited with the Trustee or any Paying Agent (other than PPL Capital Funding or PPL Corporation), in trust:

(a)	money sufficient, or

(b)	in the case of a deposit made prior to the maturity of such Indenture Securities, non-redeemable Government Obligations (as defined in the Indenture) sufficient, or

(c)	a combination of (a) and (b), which in total are sufficient,

to pay when due the principal of, and any premium, and interest due and to become due on such Indenture Securities or portions thereof on and prior to the maturity thereof.

(See Section 701.)

The Indenture will be deemed satisfied and discharged when no Indenture Securities remain outstanding and when we have paid all other sums payable by us under the Indenture. (See Section 702.)

All moneys we pay to the Trustee or any Paying Agent on Debt Securities which remain unclaimed at the end of two years after payments have become due will be paid to or upon the order of PPL Capital Funding. Thereafter, the Holder of such Debt Security may look only to us for payment thereof. (See Section 603.)

Resignation and Removal of the Trustee; Deemed Resignation

The Trustee may resign at any time by giving written notice thereof to us.

The Trustee may also be removed by act of the Holders of a majority in principal amount of the then outstanding Indenture Securities of any series.

No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture.

Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the Trustee will be deemed to have resigned.

(See Section 910).

Governing Law

The Indenture, the Debt Securities and the Guarantees provide that they are to be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF THE TRUST SECURITIES

The Trust may issue Preferred Trust Securities and Common Trust Securities under the Trust Agreement. These Trust securities will represent undivided beneficial interests in the assets of the Trust. The Common Trust Securities are not being offered by this prospectus. All of the Common Trust Securities of the Trust will be owned by PPL Corporation. Selected provisions of the Trust Agreement are summarized below. Because this section is a summary, it does not describe every aspect of the Trust Agreement. The form of Trust Agreement was filed with the SEC and you should read the Trust Agreement for provisions that may be important to you. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. You should also refer to the Trust Indenture Act for provisions that apply to the Preferred Trust Securities. Wherever particular defined terms of the Trust Agreement are referred to, such defined terms are incorporated herein by reference.

General

The Preferred Trust Securities and Common Trust Securities issued by the Trust will be substantially the same except that, if there is an Event of Default under the Trust Agreement, as described below, that results from an Event of Default under the Subordinated Indenture, the rights of the holders of the Common Trust Securities to payment of distributions and upon liquidation or redemption will be subordinated to the rights of the holders of the Preferred Trust Securities.

PPL Corporation will fully and unconditionally guarantee payments due on the Preferred Trust Securities through a combination of the following:

(a)	PPL Corporation’s guarantee of PPL Capital Funding’s obligations under the Subordinated Debt Securities (the “Subordinated Guarantee”);

(b)	the rights of holders of Preferred Trust Securities to enforce those obligations;

(c)	PPL Corporation’s agreement to pay the expenses of the Trust; and

(d)	PPL Corporation’s guarantee of payments due on the Preferred Trust Securities to the extent of the Trust’s assets (the “Preferred Trust Securities Guarantee”).

The Trust will use the proceeds from the sale of the Preferred Trust Securities and Common Trust Securities to purchase Subordinated Debt Securities from PPL Capital Funding. The Subordinated Debt Securities will be guaranteed by PPL Corporation pursuant to the Subordinated Guarantee described below. The Subordinated Debt Securities will be held in trust for the benefit of holders of the Preferred Trust Securities and Common Trust Securities.

A prospectus supplement relating to the Preferred Trust Securities will include specific terms of those securities and of the Subordinated Debt Securities. For a description of some specific terms that will affect both the Preferred Trust Securities and the Subordinated Debt Securities and your rights under each, see “Description of the Subordinated Debt Securities” below.

Distributions

The only income of the Trust available for distribution to the holders of Preferred Trust Securities will be payments on the Subordinated Debt Securities. If neither PPL Capital Funding nor PPL Corporation makes interest payments on the Subordinated Debt Securities, the Trust will not have funds available to pay distributions on Preferred Trust Securities. The payment of distributions, if and to the extent the Trust has sufficient funds available for the payment of such distributions, is guaranteed on a limited basis by PPL Corporation as described under “Description of the Preferred Trust Securities Guarantee.”

So long as no Event of Default under the Subordinated Indenture has occurred and is continuing, PPL Capital Funding may extend the interest payment period from time to time on the Subordinated Debt Securities for one or more periods. As a consequence, distributions on Preferred Trust Securities would be deferred during any such period. Interest would, however, continue to accrue. During any extended interest period, or for so long as an “Event of Default” under the Subordinated Indenture resulting from a payment default or any payment default under the Preferred Trust Securities Guarantee has occurred and is continuing, PPL Corporation may not:

(a)	declare or pay any dividend or distribution on its capital stock, other than dividends paid in shares of capital stock of PPL Corporation;

(b)	redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock;

(c)	pay any principal, interest or premium on, or repay, repurchase or redeem any debt securities that are equal or junior in right of payment with the Subordinated Guarantees; or

(d)	make any payments with respect to any guarantee of debt securities by PPL Corporation if such guarantee is equal or junior in right of payment to the Subordinated Guarantees.

Before an extension period ends, PPL Capital Funding may further extend the interest payment period. No extension period as further extended may exceed 20 consecutive quarters. After any extension period and the payment of all amounts then due, PPL Capital Funding may select a new extended interest payment period. No interest period may be extended beyond the maturity of the Subordinated Debt Securities.

Redemption

Whenever Subordinated Debt Securities are repaid, whether at maturity or earlier redemption, the Property Trustee will apply the proceeds to redeem a like amount of Preferred Trust Securities and Common Trust Securities.

Preferred Trust Securities will be redeemed at the redemption price plus accrued and unpaid distributions with the proceeds from the contemporaneous redemption of Subordinated Debt Securities. Redemptions of the Preferred Trust Securities will be made on a redemption date only if the Trust has funds available for the payment of the redemption price plus accrued and unpaid distributions.

Holders of Preferred Trust Securities will be given not less than 30 nor more than 60 days’ notice of any redemption. On or before the redemption date, the Trust will irrevocably deposit with the paying agent for Preferred Trust Securities sufficient funds and will give the paying agent irrevocable instructions and authority to pay the redemption price plus accrued and unpaid distributions to the holders upon surrender of their Preferred Trust Securities. Distributions payable on or before a redemption date will be payable to the holders on the record date for the distribution payment. If notice is given and funds are deposited as required, then on the redemption date all rights of holders of the Preferred Trust Securities called for redemption will cease, except the right of the holders to receive the redemption price plus accrued and unpaid distributions, and the Preferred Trust Securities will cease to be outstanding. No interest will accrue on amounts payable on the redemption date. In the event that any date fixed for redemption of Preferred Trust Securities is not a business day, then payment will be made on the next business day, except that, if such business day falls in the next calendar year, then payment will be made on the immediately preceding business day. No interest will be payable because of any such delay. The actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price plus accrued and unpaid distributions.

Subject to applicable law, including United States federal securities law, PPL Corporation or its affiliates may at any time and from time to time purchase outstanding Preferred Trust Securities by tender, in the open market or by private agreement.

If Preferred Trust Securities are partially redeemed on a redemption date, a corresponding percentage of the Common Trust Securities will be redeemed. The particular Preferred Trust Securities to be redeemed will be selected pro rata not more than 60 days prior to the redemption date by the Property Trustee. The Property Trustee will promptly notify the agent designated under the Trust Agreement for exchange or registration of the Preferred Trust Securities, or Preferred Trust Securities Registrar, in writing of the Preferred Trust Securities selected for redemption and, where applicable, the partial amount to be redeemed.

Subordination of Common Trust Securities

Payment of distributions on, and the redemption price, plus accrued and unpaid distributions, of, the Preferred Trust Securities and Common Trust Securities shall be made pro rata based on the liquidation preference amount of such securities. However, if on any distribution payment date or redemption date an event of default under the Trust Agreement resulting from an event of default under the Subordinated Indenture has occurred and is continuing, no payment on any Common Trust Security shall be made until all payments due on the Preferred Trust Securities have been made. In that case, funds available to the Property Trustee shall first be applied to the payment in full of all distributions on, or the redemption price plus accrued and unpaid distributions of, Preferred Trust Securities then due and payable.

If an event of default under the Trust Agreement results from an event of default under the Subordinated Indenture, the holder of Common Trust Securities cannot take action with respect to the Trust Agreement default until the effect of all defaults with respect to Preferred Trust Securities has been cured, waived or otherwise eliminated. Until the event of default under the Trust Agreement with respect to Preferred Trust Securities has been cured, waived or otherwise eliminated, the Property Trustee shall, to the fullest extent permitted by law, act solely on behalf of the holders of Preferred Trust Securities and not the holders of the Common Trust Securities, and only holders of Preferred Trust Securities will have the right to direct the Property Trustee to act on their behalf.

Liquidation Distribution upon Dissolution

The Trust shall dissolve and shall be liquidated by the Property Trustee on the first to occur of:

(a)	the expiration of the term of the Trust;

(b)	the bankruptcy, dissolution or liquidation of PPL Corporation;

(c)	the redemption of all of the Preferred Trust Securities;

(d)	the entry of an order for dissolution of the Trust by a court of competent jurisdiction; and

(e)	the election of PPL Corporation at any time.

If a dissolution of the Trust occurs, the Trust will be liquidated by the Property Trustee as expeditiously as the Property Trustee determines to be appropriate. If a dissolution of the Trust occurs other than by redemption of all the Preferred Trust Securities, the Property Trustee will provide for the satisfaction of liabilities of creditors, if any, and distribute to each holder of the Preferred Trust Securities and Common Trust Securities a proportionate amount of Subordinated Debt Securities. If a distribution of Subordinated Debt Securities is determined by the Property Trustee not to be practical, holders will be entitled to receive, out of the assets of the Trust after adequate provision for the satisfaction of liabilities of creditors, if any, an amount equal to the aggregate liquidation preference of the Preferred Trust Securities plus accrued and unpaid distributions thereon to the date of payment. If this liquidation distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable by the Trust on the Preferred Trust Securities shall be paid on a pro rata basis. PPL Corporation, as holder of the Common Trust Securities, will be entitled to receive distributions upon any dissolution pro rata with the holders of the Preferred Trust Securities, except that if an Event of Default (or event that, with the lapse of time or giving of notice, would become such an Event of Default) has occurred and is continuing under the Subordinated Indenture, the Preferred Trust Securities will have a preference over the Common Trust Securities.

Events of Default; Notice

Any one of the following events will be an event of default under the Trust Agreement whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)	the occurrence of an Event of Default as described in the Subordinated Indenture;

(b)	default by the Trust in the payment of any distribution when it becomes due and payable, and continuation of that default for a period of 30 days;

(c)	default by the Trust in the payment of any redemption price, plus accrued and unpaid distributions, of any Preferred Trust Security or Common Trust Security when it becomes due and payable;

(d)	default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees under the Trust Agreement which is not dealt with above, and the continuation of that default or breach for a period of 90 days after written notice to the Trust, the defaulting trustee and PPL Corporation by the holders of Preferred Trust Securities having at least 25% of the total liquidation preference amount of the outstanding Preferred Trust Securities; or

(e)	the occurrence of certain events of bankruptcy or insolvency with respect to the Trust.

Within 90 days after the occurrence of any event of default actually known to the Property Trustee, the Property Trustee shall transmit to the holders of Preferred Trust Securities, PPL Corporation and the Administrative Trustees notice of any such default, unless that default will have been cured or waived.

A holder of Preferred Trust Securities may directly institute a proceeding to enforce payment when due directly to the holder of the Preferred Trust Securities of the principal of or interest on Subordinated Debt Securities having a principal amount equal to the aggregate liquidation preference amount of the holder’s Preferred Trust Securities. The holders of Preferred Trust Securities have no other rights to exercise directly any other remedies available to the holder of the Subordinated Debt Securities unless the trustees under the Trust Agreement fail to do so.

Removal of Trustees

Unless an event of default under the Subordinated Indenture has occurred and is continuing, the holder of the Common Trust Securities may remove any trustee under the Trust Agreement at any time. If an event of default under the Subordinated Indenture has occurred and is continuing, the holders of a majority of the total liquidation preference amount of the outstanding Preferred Trust Securities may remove the Property Trustee or the Delaware Trustee, or both of them. The holder of the Common Trust Securities may remove any Administrative Trustee at any time. Any resignation or removal of a trustee under the Trust Agreement will take effect only on the acceptance of appointment by the successor trustee.

Holders of Preferred Trust Securities will have no right to appoint or remove the Administrative Trustees of the Trust, who may be appointed, removed or replaced solely by PPL Corporation as the holder of the Common Trust Securities.

Voting Rights

Except as provided below and under “Description of the Preferred Trust Securities Guarantee —Amendments and Assignments,” and as otherwise required by law or the Trust Agreement, the holders of Preferred Trust Securities will have no voting rights.

While Subordinated Debt Securities are held by the Property Trustee, the Property Trustee will not:

(a)	direct the time, method and place to conduct any proceeding for any remedy available to the Subordinated Indenture Trustee, or execute any trust or power conferred on the Subordinated Indenture Trustee with respect to the Subordinated Debt Securities;

(b)	waive any past default under the Subordinated Indenture;

(c)	exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debt Securities will be due and payable; or

(d)	consent to any amendment, modification or termination of the Subordinated Indenture or the Subordinated Debt Securities, where that consent will be required;

without, in each case, obtaining the prior approval of the holders of Preferred Trust Securities having at least a majority of the liquidation preference amount of all outstanding Preferred Trust Securities. Where a consent of each holder of Subordinated Debt Securities affected is required, no consent shall be given by the Property Trustee without the prior consent of each holder of the Preferred Trust Securities affected. The Trustees shall not revoke any action previously authorized or approved by a vote of the holders of Preferred Trust Securities, except pursuant to the subsequent vote of the holders of Preferred Trust Securities. If the Property Trustee fails to enforce its rights under the Subordinated Debt Securities or the Trust Agreement, a holder of the Preferred Trust Securities may institute a legal proceeding directly against PPL Capital Funding or PPL Corporation, as the case may be, to enforce the Property Trustee’s rights under the Subordinated Debt Securities or the Trust Agreement without first instituting any legal proceeding against the Property Trustee or anyone else. The Property Trustee shall notify all holders of Preferred Trust Securities of any notice of default received from the Subordinated Indenture Trustee. The Property Trustee shall not take any action approved by the consent of the holders without an opinion of counsel experienced in those matters to the effect that the Trust will not be classified as other than a grantor trust for United States federal income tax purposes on account of that action.

Holders of Preferred Trust Securities may give any required approval at a meeting convened for such purpose or by written consent without prior notice. The Administrative Trustees will give notice of any meeting at which holders of Preferred Trust Securities are entitled to vote.

No vote or consent of the holders of Preferred Trust Securities will be required for the Trust to redeem and cancel Preferred Trust Securities in accordance with the Trust Agreement.

Notwithstanding that holders of Preferred Trust Securities are entitled to vote or consent under any of the circumstances described above, any Preferred Trust Securities that are owned by PPL Capital

Funding, PPL Corporation or any affiliate of any of them, shall be treated as if they were not outstanding for purposes of such vote or consent.

Amendments

The Trust Agreement may be amended from time to time by a majority of the Administrative Trustees and PPL Corporation, without the consent of any holders of Preferred Trust Securities:

(a)	to cure any ambiguity, correct inconsistent provisions or make any other provisions with respect to matters or questions arising under the Trust Agreement; or

(b)	to change the name of the Trust; or

(c)	to modify, eliminate or add to any provisions of the Trust Agreement to the extent necessary to ensure that the Trust will not be classified for United States federal income tax purposes other than as a grantor trust (and not an association taxable as a corporation) at all times that any Preferred Trust Securities and Common Trust Securities are outstanding or to ensure the Trust’s exemption from the status of an “investment company” under the Investment Company Act of 1940.

No amendment described above may materially adversely affect the interests of any holder of Preferred Trust Securities and Common Trust Securities without such holder’s consent. Any of the amendments of the Trust Agreement described in paragraph (a) above shall become effective when notice of the amendment is given to the holders of Preferred Trust Securities and Common Trust Securities.

Except as provided below, any provision of the Trust Agreement may be amended by the Administrative Trustees, the Property Trustee and PPL Corporation with:

(a)	the consent of holders of Preferred Trust Securities and Common Trust Securities representing not less than a majority in aggregate liquidation preference amount of the Preferred Trust Securities and Common Trust Securities then outstanding; and

(b)	receipt by the trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the trustees in accordance with the amendment will not cause the Trust to be treated other than as a grantor trust for federal income tax purposes or affect the Trust’s exemption from status of an “investment company” under the Investment Company Act of 1940.

The approval of the holders of the Preferred Trust Securities having at least a majority of the liquidation preference amount of all outstanding Preferred Trust Securities is required for any amendment to the Trust Agreement that provides for, or if the Trustees otherwise propose to effect, (i) any action that would materially adversely affect the powers, preferences or special rights of the Preferred Trust Securities or (ii) the dissolution, winding up or liquidation of the Trust, other than pursuant to the terms of the Trust Agreement. In addition, each affected holder of Preferred Trust Securities or Common Trust Securities must have consented to any amendment to the Trust Agreement that:

(a)	adversely changes the amount or timing of any distribution with respect to Preferred Trust Securities or Common Trust Securities or otherwise adversely affects the amount of any distribution required to be made in respect of Preferred Trust Securities and Common Trust Securities as of a specified date; or

(b)	restricts the right of a holder of Preferred Trust Securities or Common Trust Securities to institute suit for the enforcement of any such payment on or after that date.

Form, Exchange and Transfer

Preferred Trust Securities may be exchanged for other Preferred Trust Securities in any authorized denomination and of like tenor and aggregate liquidation preference.

Subject to the terms of the Trust Agreement, Preferred Trust Securities may be presented for exchange as provided above or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the Preferred Trust Security Registrar. The Administrative Trustees may designate PPL Corporation or PPL Capital Funding or any affiliate of either of them as the Preferred Trust Security Registrar. The Property Trustee will initially act as the Preferred Trust Security Registrar and transfer agent. No service charge will be made for any registration of transfer or exchange of Preferred Trust Securities, but the Preferred Trust Security Registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. A transfer or exchange will be made when the Preferred Trust Security Registrar and Administrative Trustees are satisfied with the documents of title and identity of the person making the request. The Administrative Trustees may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that PPL Corporation will, or will cause the Preferred Trust Security Registrar to, maintain an office or agency in The City of New York where Preferred Trust Securities may be transferred or exchanged.

The Trust will not be required to (1) issue, register the transfer of, or exchange any Preferred Trust Securities during the 15 calendar days before the mailing of a notice of redemption of any Preferred Trust Securities called for redemption and ending at the close of business on the day the notice is mailed or (2) register the transfer of or exchange any Preferred Trust Securities so selected for redemption, in whole or in part, except the unredeemed portion of any Preferred Trust Securities being redeemed in part.

Payment of Preferred Trust Securities and Paying Agent

Unless we indicate differently in a prospectus supplement, payments in respect of the Preferred Trust Securities will be made on the applicable distribution dates by check mailed to the address of the holder entitled thereto as such address appears on the Preferred Trust Security Registrar. The paying agent shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees, PPL Capital Funding and PPL Corporation, which may be PPL Corporation or PPL Capital Funding. The paying agent may resign upon 30 days’ written notice to the Administrative Trustees, the Property Trustee, PPL Capital Funding and PPL Corporation. In the event that the Property Trustee shall no longer be the paying agent, the Administrative Trustees shall appoint a successor, which shall be a bank, trust company or affiliate of PPL Corporation acceptable to the Property Trustee, PPL Capital Funding and PPL Corporation to act as paying agent.

Duties of the Trustees

The Delaware Trustee will act as the resident trustee in the State of Delaware and will have no other significant duties. The Property Trustee will hold the Subordinated Debt Securities on behalf of the Trust and will maintain a payment account with respect to the Preferred Trust Securities and Common Trust Securities, and will also act as trustee under the Trust Agreement for the purposes of the Trust Indenture Act.

The Administrative Trustees of the Trust are authorized and directed to conduct the affairs of the Trust and to operate the Trust so that (i) the Trust will not be deemed to be an “investment company” required to be registered under the Investment Company Act, (ii) the Trust will not be classified as other than a grantor trust for United States federal income tax purposes and (iii) the Subordinated Debt Securities will be treated as indebtedness of PPL Capital Funding for United States federal income tax purposes. In this regard, PPL Corporation and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the Trust Agreement, that PPL Corporation and the Administrative Trustees determine in their discretion to be necessary or desirable for those purposes, as long as the action does not materially adversely affect the interests of the holders of the Preferred Trust Securities.

Miscellaneous

Holders of the Preferred Trust Securities have no preemptive or similar rights.

Governing Law

The Trust Agreement, the Preferred Trust Securities and the Common Trust Securities provide that they are to be governed by and construed in accordance with the laws of the State of Delaware; provided, however, that the immunities and standard of care of the Property Trustee in connection with the administration of its trusts and duties under the Trust Agreement are to be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF THE PREFERRED TRUST SECURITIES GUARANTEE

Selected provisions of the Preferred Trust Securities Guarantee that PPL Corporation will execute and deliver for the benefit of the holders of the Preferred Trust Securities are summarized below. Because this section is a summary, it does not describe every aspect of the Preferred Trust Securities guarantee. The form of Preferred Trust Securities Guarantee was filed with the SEC and you should read the Preferred Trust Securities Guarantee for provisions that may be important to you. The Preferred Trust Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. You should refer to the Trust Indenture Act for provisions that apply to the Preferred Trust Securities Guarantee. Whenever particular defined terms of the Preferred Trust Securities Guarantee are referred to, those defined terms are incorporated herein by reference.

JPMorgan Chase Bank will act as Guarantee Trustee under the Preferred Trust Securities Guarantee. The Guarantee Trustee will hold the Preferred Trust Securities Guarantee for the benefit of the holders of the Preferred Trust Securities.

General

PPL Corporation will irrevocably, fully and unconditionally agree to make the guarantee payments listed below in full to the holders of the Preferred Trust Securities if they are not made by the Trust, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert. The Common Trust Securities are also guaranteed by PPL Corporation and payments will be made under the guarantee to the holders of the Common Trust Securities and Preferred Trust Securities on a pro rata basis. However, if an Event of Default occurred or is occurring, the rights of the holders of the Common Trust Securities will be subordinate to the right of the holders of the Preferred Trust Securities to receive payment under the guarantee. The following payments will be subject to the Preferred Trust Securities Guarantee (without duplication):

(a)	any accrued and unpaid distributions required to be paid on Preferred Trust Securities, to the extent the Trust has funds available therefor;

(b)	the redemption price, plus all accrued and unpaid distributions, for any Preferred Trust Securities called for redemption by the Trust, to the extent the Trust has funds available therefor; and

(c)	upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (except in connection with the distribution of Subordinated Debt Securities to the holders in exchange for Preferred Trust Securities as provided in the Trust Agreement or upon a redemption of all of the Preferred Trust Securities upon maturity or redemption of the Subordinated Debt Securities as provided in the Trust Agreement), the lesser of:

(1)	the aggregate of the liquidation preference and all accrued and unpaid distributions on Preferred Trust Securities to the date of payment, to the extent the Trust has funds available therefor; and

(2)	the amount of assets of the Trust remaining available for distribution to holders of Preferred Trust Securities in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust as required by applicable law.

PPL Corporation’s obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by PPL Corporation to the holders of Preferred Trust Securities or by causing the Trust to pay such amounts to those holders.

The Preferred Trust Securities Guarantee will be a guarantee with respect to the Preferred Trust Securities, but will not apply to any payment of distributions if and to the extent that the Trust does not have funds available to make those payments.

If neither PPL Capital Funding nor PPL Corporation makes interest payments on the Subordinated Debt Securities held by the Trust, the Trust will not have funds available to pay distributions on the Preferred Trust Securities. The Preferred Trust Securities Guarantee will rank subordinate and junior in right of payment to all other liabilities of PPL Corporation (except those made pari passu or subordinate by their terms). The Preferred Trust Securities Guarantee does not limit PPL Corporation from incurring or issuing additional debt, whether secured or unsecured, senior to or equal in right of payment to the Preferred Trust Securities Guarantee in the future.

PPL Corporation will agree to provide funds to the Trust as needed to pay costs, expenses or liabilities of the Trust to parties other than holders of Preferred Trust Securities or Common Trust Securities. The Subordinated Debt Securities, the Subordinated Guarantees and the Preferred Trust Securities Guarantee, together with the obligations of PPL Corporation with respect to the Preferred Trust Securities under the Subordinated Indenture, the Trust Agreement, the Preferred Trust Securities Guarantee, including the agreement by PPL Corporation to pay expenses and obligations of the Trust to parties (other than holders of Preferred Trust Securities or Common Trust Securities), constitute a full and unconditional guarantee of the Preferred Trust Securities by PPL Corporation. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes that guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee by PPL Corporation of the Preferred Trust Securities.

Amendments and Assignment

No consent of holders of Preferred Trust Securities is required for changes to the Preferred Trust Securities Guarantee that do not materially adversely affect their rights. Other terms of the Preferred Trust Securities Guarantee may be changed only with the prior approval of the holders of the Preferred Trust Securities having at least a majority of the liquidation preference amount of the outstanding Preferred Trust Securities. All guarantees and agreements contained in the Preferred Trust Securities Guarantee will bind the successors, assigns, receivers, trustees and representatives of PPL Corporation and will inure to the benefit of the holders of the Preferred Trust Securities then outstanding.

Events of Default

An event of default under the Preferred Trust Securities Guarantee will occur if PPL Corporation fails to perform any of its payment or other obligations under the Preferred Trust Securities Guarantee and has not cured such failure within 90 days of receipt of notice thereof. The holders of the Preferred Trust Securities having a majority of the liquidation preference of the Preferred Trust Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee under the Preferred Trust Securities Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Preferred Trust Securities Guarantee.

Any holder of the Preferred Trust Securities may enforce the Preferred Trust Securities Guarantee, or institute a legal proceeding directly against PPL Corporation to enforce the Guarantee Trustee’s rights under the Preferred Trust Securities Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or anyone else.

PPL Corporation will be required to file an annual statement with the Guarantee Trustee as to its compliance with the Preferred Trust Securities Guarantee.

Duties of the Guarantee Trustee

The Guarantee Trustee will undertake to perform only those duties specifically set forth in the Preferred Trust Securities Guarantee until a default occurs. After a default under the Preferred Trust Securities Guarantee, the Guarantee Trustee must exercise the same degree of care in its duties as a prudent individual would exercise in the conduct of his or her own affairs. The Preferred Trust Securities Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Preferred Trust Securities Guarantee at the request of any holder of the Preferred Trust Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

Termination of the Preferred Trust Securities Guarantee

The Preferred Trust Securities Guarantee will terminate and be of no further force and effect upon:

(a)	full payment of the redemption price, plus accrued and unpaid distributions, for all the Preferred Trust Securities;

(b)	the distribution of Subordinated Debt Securities to holders of the Preferred Trust Securities in exchange for all of the Preferred Trust Securities; or

(c)	full payment of the amounts payable upon liquidation of the Trust.

The Preferred Trust Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Trust Securities must restore payment of any sums paid under the Preferred Trust Securities or the Preferred Trust Securities Guarantee.

Status of the Preferred Trust Securities Guarantee

The Preferred Trust Securities Guarantee will be an unsecured obligation of PPL Corporation and will rank:

(a)	subordinate and junior in right of payment to all other liabilities of PPL Corporation, including the Subordinated Guarantees;

(b)	equal in right of payment with the most senior preferred or preference stock that may be issued by PPL Corporation and with any guarantee that may be entered into by PPL Corporation in respect of any preferred or preference stock of any affiliate of PPL Corporation; and

(c)	senior to PPL Corporation common stock.

The Trust Agreement provides that by accepting Preferred Trust Securities, a holder agrees to the subordination provisions and other terms of the Preferred Trust Securities Guarantee.

The Preferred Trust Securities Guarantee will be a guarantee of payment and not of collection, that is, the guaranteed party may institute a legal proceeding directly against PPL Corporation to enforce its rights under the Preferred Trust Securities Guarantee without first instituting a legal proceeding against anyone else.

Because PPL Corporation is a holding company that conducts all of its operations through subsidiaries, obligations under the Preferred Trust Securities Guarantee, as obligations of a holding company, will generally have a position junior to claims of creditors and preferred stockholders of the subsidiaries of PPL Corporation. See “Risk Factors—Risks Related to Corporate and Financial Structure” above.

Governing Law

The Preferred Trust Securities Guarantee provides that it is to be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF THE SUBORDINATED DEBT SECURITIES

The Subordinated Indenture and its associated documents contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the Subordinated Debt Securities or the Subordinated Indenture. The form of the Subordinated Indenture has been filed with the SEC, and you should read the Subordinated Indenture for provisions that may be important to you. The Subordinated Indenture will be qualified under the Trust Indenture Act. You should refer to the Trust Indenture Act for provisions that apply to the Subordinated Debt Securities.

This summary is subject to and qualified in its entirety by reference to all the provisions of the Subordinated Indenture, including definitions of certain terms used in the Subordinated Indenture. We also include references in parentheses to certain sections of the Subordinated Indenture. Whenever we refer to particular sections or defined terms of the Subordinated Indenture in this prospectus or in a prospectus supplement, such sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your securities described in the applicable prospectus supplement or supplements.

General

The Subordinated Debt Securities, including any Subordinated Debt Securities which the Property Trustee will hold on behalf of the Trust as trust assets, will be issued under the Subordinated Indenture (the “Subordinated Indenture”), among PPL Capital Funding, PPL Corporation and JPMorgan Chase Bank, as Trustee (the “Subordinated Indenture Trustee”). The Subordinated Indenture provides for the issuance from time to time of subordinated debt in an unlimited amount. The Subordinated Debt Securities and all other subordinated debt issued previously or hereafter under the Subordinated Indenture are collectively referred to as the “Subordinated Indenture Securities.” Subordinated Debt Securities issued to the Trust will constitute a separate series under the Subordinated Indenture and will be limited in aggregate principal amount to the sum of the aggregate liquidation preference amount of the Preferred Trust Securities and the consideration paid by PPL Corporation for the Common Trust Securities.

The Subordinated Debt Securities will be unsecured, subordinated obligations of PPL Capital Funding which rank junior to all of PPL Capital Funding’s Senior Indebtedness (as defined herein). The Subordinated Debt Securities will be unconditionally guaranteed by PPL Corporation as to payment of principal, and any interest and premium pursuant to subordinated guarantees (“Subordinated Guarantees”) of PPL Corporation which rank junior to all of PPL Corporation’s Senior Indebtedness (as defined herein). See “— Subordinated Guarantees.”

Prior to the issuance of each series, certain aspects of the particular securities have to be specified in a supplemental indenture, in a board resolution of PPL Capital Funding, or in one or more officer’s certificates of PPL Capital Funding pursuant to a supplemental indenture or a board resolution. We refer you to the applicable prospectus supplement(s) for a description of the following terms of the series of Subordinated Debt Securities:

(a)	the title of such Subordinated Debt Securities;

(b)	any limit upon the principal amount of such Subordinated Debt Securities;

(c)	the date or dates on which principal will be payable or how to determine such dates;

(d)	the rate or rates or method of determination of interest; the date from which interest will accrue; the dates on which interest will be payable (“Subordinated Debt Securities Interest Payment Dates”); and any record dates for the interest payable on such Subordinated Debt Securities Interest Payment Dates;

(e)	any obligation or option of PPL Capital Funding to redeem, purchase or repay Subordinated Debt Securities, or any option of the Holder to require PPL Capital Funding to redeem or repurchase Subordinated Debt Securities, and the terms and conditions upon which such Subordinated Debt Securities will be redeemed, purchased or repaid;

(f)	the denominations in which such Subordinated Debt Securities will be issuable (if other than denominations of $25 and any integral multiple thereof);

(g)	whether such Subordinated Debt Securities are to be issued in whole or in part in the form of one or more global Subordinated Debt Securities and, if so, the identity of the depositary for such global Subordinated Debt Securities; and

(h)	any other terms of such Subordinated Debt Securities.

(See Section 301.)

Subordination

The Subordinated Debt Securities will be subordinate and junior in right of payment to all Senior Indebtedness of PPL Capital Funding. (See Article Fifteen.) No payment of the principal (including redemption and sinking fund payments) of, or interest on, the Subordinated Debt Securities may be made by PPL Capital Funding until all holders of Senior Indebtedness of PPL Capital Funding have been paid, if any of the following occurs:

(a)	certain events of bankruptcy, insolvency or reorganization of PPL Capital Funding;

(b)	any Senior Indebtedness of PPL Capital Funding is not paid when due and that default continues without waiver;

(c)	any other default has occurred and continues without waiver pursuant to which the holders of Senior Indebtedness of PPL Capital Funding are permitted to accelerate the maturity of such Senior Indebtedness; or

(d)	the maturity of any other series of subordinated debentures under the Subordinated Indenture has been accelerated, because of an event of default which remains uncured.

Upon any distribution of assets of PPL Capital Funding to creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of, and premium, if any, and interest due or to become due on all Senior Indebtedness of PPL Capital Funding must be paid in full before the holders of the Subordinated Debt Securities are entitled to receive or retain any payment from such distribution.

Senior Indebtedness, when used with respect to PPL Capital Funding or PPL Corporation, is defined in the Subordinated Indenture to include all obligations of PPL Capital Funding or PPL Corporation, as the case may be, for borrowed money, or guarantees of the same, or for the payment of money pursuant to capital leases (other than trade accounts payable incurred in the ordinary course of business), unless such obligation or guarantee expressly provides that it is not superior to or equal in right of payment to the Subordinated Debt Securities or the Subordinated Guarantees, as the case may be. The obligations of PPL Corporation under the Preferred Trust Securities Guarantee shall not be deemed to be Senior Indebtedness. (See Section 101.)

The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued. As of March 31, 2004, PPL Capital Funding had approximately $938 million principal amount of indebtedness for borrowed money constituting its Senior Indebtedness, and PPL Corporation had approximately $1.3 billion principal amount of obligations constituting its Senior Indebtedness (including guarantees of indebtedness of PPL Capital Funding and certain of PPL Corporation’s other subsidiaries). In addition, see “Risk Factors—Risks Relating to Corporate and Financial Structure,” above, with regard to the effect of the holding company structure on the status of PPL Corporation’s obligations compared to obligations of its subsidiaries.

Subordinated Guarantees

PPL Corporation will unconditionally guarantee the payment of principal of and any interest and premium on the Subordinated Debt Securities, when due and payable, whether at the stated maturity date, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of such Subordinated Debt Securities and the Subordinated Indenture. The Subordinated Guarantees will remain in effect until the entire principal of and any premium and interest on the Subordinated Debt Securities has been paid in full or otherwise discharged in accordance with the provisions of the Subordinated Indenture. (See Article Fourteen.)

The Subordinated Guarantees will be subordinate and junior in right of payment to all Senior Indebtedness of PPL Corporation. No payment of the principal (including redemption and sinking fund payments) of, or interest on, the Subordinated Debt Securities may be made by PPL Corporation under the Subordinated Guarantees until all holders of Senior Indebtedness of PPL Corporation have been paid, if any of the following occurs:

(a)	certain events of bankruptcy, insolvency or reorganization of PPL Corporation;

(b)	any Senior Indebtedness of PPL Corporation is not paid when due and that default continues without waiver;

(c)	any other default has occurred and continues without waiver pursuant to which the holders of Senior Indebtedness of PPL Corporation are permitted to accelerate the maturity of such Senior Indebtedness; or

(d)	the maturity of any other series of subordinated debentures under the Subordinated Indenture which has been guaranteed by PPL Corporation and has been accelerated, because of an event of default which remains uncured.

Upon any distribution of assets of PPL Corporation to creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of, and premium, if any, and interest due or to become due on all Senior Indebtedness of PPL Corporation must be paid in full before the holders of the Subordinated Debt Securities are entitled to receive or retain any payment from such distribution.

Payment of Subordinated Debt Securities

Interest

Unless we indicate differently in a prospectus supplement, we will pay interest on each Subordinated Debt Security on each Subordinated Debt Securities Interest Payment Date by check mailed to the Holder of the Subordinated Debt Securities as of the close of business on the regular record date relating to such Subordinated Debt Securities Interest Payment Date, except, that interest payable at Maturity will be paid to the person to whom principal is paid.

However, if we default in paying interest on a Subordinated Debt Security, we will pay defaulted interest in either of the two following ways:

(a)

We will first propose to the Subordinated Indenture Trustee a payment date for such defaulted interest. Next, the Subordinated Indenture Trustee will choose a Special Record Date for determining which Holders are entitled to the payment. The Special

Record Date will be between 10 and 15 days before the payment date we propose. Finally, we will pay such defaulted interest on the payment date to the Holder of the Subordinated Debt Security as of the close of business on the Special Record Date.

(b)	Alternatively, we can propose to the Subordinated Indenture Trustee any other lawful manner of payment that is consistent with the requirements of any securities exchange on which such Subordinated Debt Securities are listed for trading. If the Subordinated Indenture Trustee thinks the proposal is practicable, payment will be made as proposed.

(See Section 307.)

Principal

Unless we indicate differently in a prospectus supplement, we will pay principal of and any interest and premium on the Subordinated Debt Securities at Maturity upon presentation of the Subordinated Debt Securities at the office of JPMorgan Chase Bank in New York, New York, as our Paying Agent. Any other Paying Agent initially designated for the Subordinated Debt Securities of a particular series will be named in the applicable prospectus supplement.

In our discretion, we may change the place of payment on the Subordinated Debt Securities, and may remove any Paying Agent and may appoint one or more additional Paying Agents (including PPL Capital Funding, PPL Corporation or any affiliate of either of them). (See Section 602.)

Option to Extend Interest Payment Period

So long as no Event of Default under the Subordinated Indenture has occurred and is continuing, PPL Capital Funding may extend the interest payment period from time to time on the Subordinated Debt Securities for one or more periods. As a consequence, distributions on Preferred Trust Securities would be deferred during any extension period. Interest would, however, continue to accrue. During any extended interest period, or for so long as an “Event of Default” under the Subordinated Indenture resulting from a payment default or a payment default under the Preferred Trust Securities Guarantee has occurred and is continuing, PPL Corporation may not:

(a)	declare or pay any dividend or distribution on its capital stock, other than dividends paid in shares of capital stock of PPL Corporation;

(b)	redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock;

(c)	pay any principal, interest or premium on, or repay, repurchase or redeem any debt securities that are equal or junior in right of payment with the Subordinated Guarantees; or

(d)	make any payments with respect to any guarantee of debt securities by PPL Corporation if such guarantee is equal or junior in right of payment to the Subordinated Guarantees.

(See Section 312.)

Before an extension period ends, PPL Capital Funding may further extend the interest payment period. No extension period as further extended may exceed 20 consecutive quarters. After any extension period and the payment of all amounts then due, PPL Capital Funding may select a new extended interest payment period. No interest period may be extended beyond the maturity of the Subordinated Debt Securities. PPL Capital Funding will give the Trust and the Subordinated Indenture Trustee notice of its election of an extension period prior to the earlier of (i) one business day before the record date for the distribution which would occur if PPL Capital Funding did not make the election to extend or (ii) the date the Administrative Trustees are required to give notice to any securities exchange or any other applicable self-regulatory organization of the record date. The Property Trustee shall send notice of that election to the holders of Preferred Trust Securities.

Fees and Expenses

So long as any Preferred Trust Securities remain outstanding, if the Trust is required to pay any taxes, duties, assessments or governmental charges imposed by the United States or any other taxing authority on income derived from the interest payments on the Subordinated Debt Securities, then PPL Capital Funding, as borrower, will pay all such taxes, duties, assessments or governmental charges, so that the net amounts retained by the Trust after the payment of those taxes, duties, assessments or governmental charges will be the same as the Trust would have had in the absence of such payment. (See Section 313.)

Form; Transfers; Exchanges

Unless we indicated differently in a prospectus supplement, the Subordinated Debt Securities will be issued

(a)	only in fully registered form;

(b)	without interest coupons; and

(c)	in denominations that are even multiples of $25. (See Section 302.)

Unless we indicate differently in a prospectus supplement, Subordinated Debt Securities may be exchanged at the office of the Subordinated Indenture Trustee. The Subordinated Indenture Trustee will also act as our agent for registering Subordinated Debt Securities in the names of holders and transferring debt securities. We may appoint another agent or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the “Subordinated Indenture Registrar.” It will also perform transfers.

In our discretion, we may change the place for registration of transfer of the Subordinated Debt Securities and may remove and/or appoint one or more additional Subordinated Indenture Registrars (including PPL Capital Funding, PPL Corporation or any affiliate of either of them). (See Sections 305 and 602.)

Except as otherwise provided in a prospectus supplement, there will be no service charge for any transfer or exchange of the Debt Securities, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We may block the transfer or exchange of (a) Subordinated Debt Securities during a period of 15 days prior to giving any notice of redemption or (b) any Subordinated Debt Security selected for redemption in whole or in part, except the unredeemed portion of any Subordinated Debt Security being redeemed in part. (See Section 305.)

Unless we indicate differently in a prospectus supplement, if Subordinated Debt Securities are distributed to holders of Preferred Trust Securities in a dissolution of the Trust, the Subordinated Debt Securities will be issued in fully registered certificated form in the denominations and integral multiples thereof in which the Preferred Trust Securities have been issued, and they may be transferred or exchanged at the offices of the Subordinated Indenture Trustee.

Redemption

For so long as the Trust is the holder of all the Subordinated Debt Securities, the proceeds of any redemption will be used by the Trust to redeem Preferred Trust Securities and Common Trust Securities in accordance with their terms.

We will set forth any terms for the redemption of Subordinated Debt Securities in a prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to Subordinated Debt Securities redeemable at the option of the Holder, Subordinated Debt Securities will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If less than all of the Subordinated Debt Securities of any series or any tranche thereof are to be redeemed, the Subordinated Indenture Trustee will select the Subordinated Debt Securities to be redeemed. In the absence of any provision for selection, the Subordinated Indenture Trustee will choose a method of random selection as it deems fair and appropriate. (See Sections 403 and 404.)

Subordinated Debt Securities will cease to bear interest on the redemption date. PPL Capital Funding will pay the redemption price and any accrued interest once the Subordinated Debt Securities are surrendered for redemption. (See Section 405.) If only part of a Subordinated Debt Security is redeemed, the Subordinated Indenture Trustee will deliver a new Subordinated Debt Security of the same series for the remaining portion without charge. (See Section 406.)

We may make any redemption at the option of PPL Capital Funding conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent has not received such money by the date fixed for redemption, PPL Capital Funding will not be required to redeem such Subordinated Debt Securities. (See Section 404.)

Events of Default

An “Event of Default” occurs with respect to Subordinated Indenture Securities of any series if

(a)	we do not pay any interest on any Subordinated Indenture Securities of the applicable series within 30 days of the due date; provided, however, that a valid extension of the interest period by us will not constitute an Event of Default;

(b)	we do not pay principal or premium on any Subordinated Indenture Securities of the applicable series on its due date;

(c)

we remain in breach of a covenant (excluding covenants solely applicable to a specific series) or warranty of the Subordinated Indenture for 90 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the Subordinated Indenture Trustee or Holders of 25% of the principal amount of Subordinated Indenture Securities of the affected series; the Subordinated Indenture Trustee or such Holders can agree to extend the 90-day period and such an agreement to extend will be automatically deemed to occur if we are diligently pursuing action to correct the default;

(d)	the Subordinated Guarantees of PPL Corporation relating to any Subordinated Indenture Securities of the applicable series

(1)	cease to be effective (except in accordance with their terms),

(2)	are found in any judicial proceeding to be unenforceable or invalid, or

(3)	are denied or disaffirmed (except in accordance with their terms);

(e)	we file for bankruptcy or certain other events in bankruptcy, insolvency, receivership or reorganization occur; or

(f)	any other Event of Default specified in the prospectus supplement occurs.

(See Section 801.)

No Event of Default with respect to the Subordinated Debt Securities necessarily constitutes an Event of Default with respect to the Subordinated Indenture Securities of any other series issued under the Subordinated Indenture.

Remedies

Acceleration

Any One Series. If an Event of Default occurs and is continuing with respect to any one series of Subordinated Indenture Securities, then either the Subordinated Indenture Trustee or the Holders of 25% in principal amount of the outstanding Subordinated Indenture Securities of such series may declare the principal amount of all of the Subordinated Indenture Securities of such series to be due and payable immediately.

More Than One Series. If an Event of Default occurs and is continuing with respect to more than one series of Subordinated Indenture Securities, then either the Subordinated Indenture Trustee or the Holders of 25% in aggregate principal amount of the outstanding Subordinated Indenture Securities of all such series, considered as one class, may make such declaration of acceleration. Thus, if there is more than one series affected, the action by 25% in principal amount of the Subordinated Indenture Securities of any particular series will not, in itself, be sufficient to make a declaration of acceleration.

(See Section 802.)

Rescission of Acceleration

After the declaration of acceleration has been made and before the Subordinated Indenture Trustee has obtained a judgment or decree for payment of the money due, such declaration and its consequences will be rescinded and annulled, if

(a)	we pay or deposit with the Subordinated Indenture Trustee a sum sufficient to pay

(1)	all overdue interest;

(2)	the principal of and any premium which have become due otherwise than by such declaration of acceleration and overdue interest thereon;

(3)	interest on overdue interest to the extent lawful; and

(4)	all amounts due to the Subordinated Indenture Trustee under the Subordinated Indenture; and

(b)	all Events of Default, other than the nonpayment of the principal which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Subordinated Indenture.

(See Section 802.) For more information as to waiver of defaults, see “—Waiver of Default and of Compliance” below.

Control by Holders; Limitations

Subject to the Subordinated Indenture, if an Event of Default with respect to the Subordinated Indenture Securities of any one series occurs and is continuing, the Holders of a majority in principal amount of the outstanding Subordinated Indenture Securities of that series will have the right to

(a)	direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Indenture Trustee, or

(b)	exercise any trust or power conferred on the Subordinated Indenture Trustee with respect to the Subordinated Indenture Securities of such series.

If an Event of Default is continuing with respect to more than one series of Subordinated Indenture Securities, the Holders of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of all such series, considered as one class, will have the right to make such direction, and not the Holders of the Subordinated Indenture Securities of any one of such series. These rights of Holders to make direction are subject to the following limitations:

(a)	the Holders’ directions may not conflict with any law or the Subordinated Indenture; and

(b)	the Holders’ directions may not involve the Subordinated Indenture Trustee in personal liability where the Trustee believes indemnity is not adequate.

The Subordinated Indenture Trustee may also take any other action it deems proper which is consistent with the Holders’ direction. (See Sections 812 and 903.)

In addition, the Subordinated Indenture provides that no Holder of any Subordinated Indenture Security will have any right to institute any proceeding, judicial or otherwise, with respect to the Subordinated Indenture for the appointment of a receiver or for any other remedy thereunder unless

(a)	that Holder has previously given the Subordinated Indenture Trustee written notice of a continuing Event of Default;

(b)	the Holders of 25% in aggregate principal amount of the outstanding Subordinated Indenture Securities of all affected series, considered as one class, have made written request to the Subordinated Indenture Trustee to institute proceedings in respect of that Event of Default and have offered the Subordinated Indenture Trustee reasonable indemnity against costs and liabilities incurred in complying with such request; and

(c)	for 60 days after receipt of such notice, the Subordinated Indenture Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Subordinated Indenture Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of outstanding Subordinated Indenture Securities of all affected series, considered as one class.

Furthermore, no Holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders. (See Sections 807 and 903.)

However, each Holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Sections 807 and 808.)

Enforcement of Certain Rights by Holders of Preferred Trust Securities

If there is an Event of Default with respect to Subordinated Debt Securities held by the Trust, then the holders of Preferred Trust Securities will rely on the Property Trustee or the Subordinated Indenture Trustee, acting for the benefit of the Property Trustee, to enforce the Property Trustee’s rights against PPL Capital Funding and PPL Corporation as a holder of the Subordinated Debt Securities. However, a holder of Preferred Trust Securities may enforce the Subordinated Indenture directly against PPL Capital Funding and PPL Corporation to the same extent as if the holder of Preferred Trust Securities held a principal amount of Subordinated Debt Securities equal to the aggregate liquidation amount of its Preferred Trust Securities. (See Section 609.)

Subject to their right to bring suit to enforce their right to payment, the holders of Preferred Trust Securities would not be able to institute any proceeding with respect to the Subordinated Indenture unless the Subordinated Indenture Trustee has failed to do so for 60 days after a request of the holders of 25% in liquidation amount of Preferred Trust Securities. Upon such failure, the holders of a majority of the aggregate liquidation amount of the outstanding Preferred Trust Securities would have the right to directly institute proceedings for enforcement of all other rights of the Subordinated Indenture Trustee against PPL Capital Funding to the fullest extent permitted by law. (See Sections 807, 808 and 812.)

Notice of Default

The Subordinated Indenture Trustee is required to give the Holders of the Subordinated Indenture Securities notice of any default under the Subordinated Indenture to the extent required by the Trust Indenture Act, unless such default has been cured or waived; except that in the case of an Event of Default of the character specified above in clause (c) under “—Events of Default,” no such notice shall be given to such Holders until at least 90 days after the occurrence thereof. (See Section 902.) The Trust Indenture Act currently permits the Subordinated Indenture Trustee to withhold notices of default (except for certain payment defaults) if the Subordinated Indenture Trustee in good faith determines the withholding of such notice to be in the interests of the Holders.

We will furnish the Subordinated Indenture Trustee with an annual statement as to the compliance by PPL Capital Funding with the conditions and covenants in the Subordinated Indenture. (See Section 605.)

Waiver of Default and of Compliance

The Holders of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of any series may waive, on behalf of the Holders of all Subordinated Indenture Securities of such series, any past default under the Subordinated Indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the Subordinated Indenture that cannot be amended without the consent of the Holder of each outstanding Subordinated Indenture Security. (See Section 813.)

Compliance with certain covenants in the Subordinated Indenture or otherwise provided with respect to Subordinated Indenture Securities may be waived by the Holders of a majority in aggregate principal amount of the affected Subordinated Indenture Securities, considered as one class. (See Section 606.)

Consolidation, Merger and Conveyance of Assets as an Entirety

Subject to the provisions described in the next paragraph, each of PPL Capital Funding and PPL Corporation will preserve its corporate existence. (See Section 604.)

PPL Capital Funding and PPL Corporation have each agreed not to consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity unless

(a)	the entity formed by such consolidation or into which PPL Capital Funding or PPL Corporation, as the case may be, is merged or the entity which acquires or which leases the property and assets of PPL Capital Funding or PPL Corporation, as the case may be, substantially as an entirety is an entity organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding Subordinated Indenture Securities (or the Subordinated Guarantees endorsed thereon, as the case may be) and the performance of all of the covenants of PPL Capital Funding or PPL Corporation, as the case may be, under the Subordinated Indenture, and

(b)	immediately after giving effect to such transactions, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have occurred and be continuing. (See Section 1101.)

The Subordinated Indenture does not prevent or restrict:

(a)	any consolidation or merger after the consummation of which PPL Capital Funding or PPL Corporation would be the surviving or resulting entity;

(b)	any consolidation of PPL Capital Funding with PPL Corporation or any other entity all of the outstanding voting securities of which are owned, directly or indirectly, by PPL Corporation; or any merger of any such entity into any other of such entities; or any conveyance or other transfer, or lease, or properties by any thereof to any other thereof;

(c)	any conveyance or other transfer, or lease, of any part of the properties of PPL Capital Funding or PPL Corporation which does not constitute the entirety, or substantially the entirety, thereof; or

(d)	the approval by PPL Capital Funding or PPL Corporation of, or the consent by PPL Capital Funding or PPL Corporation to, any consolidation or merger to which any direct or indirect subsidiary or affiliate of PPL Capital Funding or PPL Corporation, as the case requires, may be a party or any conveyance, transfer or lease by any such subsidiary or affiliate of any of its assets. (See Section 1103.)

Modification of Subordinated Indenture

Without Holder Consent. Without the consent of any Holders of Subordinated Indenture Securities, PPL Capital Funding, PPL Corporation and the Subordinated Indenture Trustee may enter into one or more supplemental indentures for any of the following purposes:

(a)	to evidence the succession of another entity to PPL Capital Funding or PPL Corporation; or

(b)	to add one or more covenants of PPL Capital Funding or PPL Corporation or other provisions for the benefit of the Holders of all or any series or tranche of Subordinated Indenture Securities, or to surrender any right or power conferred upon PPL Capital Funding or PPL Corporation; or

(c)	to add any additional Events of Default for all or any series of Subordinated Indenture Securities; or

(d)	to change or eliminate any provision of the Subordinated Indenture or to add any new provision to the Subordinated Indenture that does not adversely affect the interests of the Holders; or

(e)	to provide security for the Subordinated Indenture Securities of any series; or

(f)	to establish the form or terms of Subordinated Indenture Securities of any series or tranche or any Subordinated Guarantees as permitted by the Subordinated Indenture; or

(g)	to provide for the issuance of bearer securities; or

(h)	to evidence and provide for the acceptance of appointment of a separate or successor Subordinated Indenture Trustee or co-trustee; or

(i)	to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of Subordinated Indenture Securities; or

(j)	to change any place or places where

(1)	we may pay principal, premium and interest,

(2)	Subordinated Indenture Securities may be surrendered for transfer or exchange, and

(3)	notices and demands to or upon PPL Capital Funding or PPL Corporation may be served; or

(k)	to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the Holders in any material respect.

If the Trust Indenture Act is amended after the date of the Subordinated Indenture so as to require changes to the Subordinated Indenture or so as to permit changes to, or the elimination of, provisions which, at the date of the Subordinated Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Subordinated Indenture, the Subordinated Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and PPL Capital Funding, PPL Corporation and the Subordinated Indenture Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to effect or evidence such amendment.

(See Section 1201.)

With Holder Consent. Except as provided above, the consent of the Holders of at least a majority in aggregate principal amount of the Subordinated Indenture Securities of all outstanding series, considered as one class, is generally required for the purpose of adding to, or changing or eliminating any of the provisions of, the Subordinated Indenture pursuant to a supplemental indenture. However, if less than all of the series of outstanding Subordinated Indenture Securities are directly affected by a proposed supplemental indenture, then such proposal only requires the consent of the Holders of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of all directly affected series, considered as one class. Moreover, if the Subordinated Indenture Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the Holders of Subordinated Indenture Securities of one or more, but less than all, of such tranches, then such proposal only requires the consent of the Holders of a majority in aggregate principal amount of the outstanding Subordinated Indenture Securities of all directly affected tranches, considered as one class.

However, no amendment or modification may, without the consent of the Holder of each outstanding Subordinated Indenture Security directly affected thereby,

(a)	change the stated maturity of the principal or (except as described above under “—Option to Extend Interest Payment Period”) interest on any Subordinated Indenture Security (other than pursuant to the terms thereof), or reduce the principal amount, interest or premium payable or change the currency in which any Subordinated Indenture Security is payable, or impair the right to bring suit to enforce any payment;

(b)	reduce the percentages of Holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the Subordinated Indenture; or

(c)	modify certain of the provisions in the Subordinated Indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

A supplemental indenture which changes or eliminates any provision of the Subordinated Indenture expressly included solely for the benefit of Holders of Subordinated Indenture Securities of one or more particular series or tranches will be deemed not to affect the rights under the Subordinated Indenture of the Holders of Subordinated Indenture Securities of any other series or tranche. So long as any Preferred Trust Securities are outstanding, the Subordinated Indenture Trustee may not consent to any supplemental indenture that would ordinarily require Subordinated Indenture Security Holder consent without the prior consent of the holders of a majority in aggregate liquidation preference of all outstanding Preferred Trust Securities affected or, in the case of changes described in clauses (a) through (c) immediately above, 100% in aggregate liquidation preference of all such outstanding Preferred Trust Securities affected. (See Section 1202.)

Miscellaneous Provisions

The Subordinated Indenture provides that certain Subordinated Indenture Securities, including those for which payment or redemption money has been deposited or set aside in trust as described under “—Satisfaction and Discharge” below, will not be deemed to be “outstanding” in determining whether the Holders of the requisite principal amount of the outstanding Subordinated Indenture Securities have given or taken any demand, direction, consent or other action under the Subordinated Indenture as of any date, or are present at a meeting of Holders for quorum purposes. (See Section 101.)

PPL Capital Funding or PPL Corporation will be entitled to set any day as a record date for the purpose of determining the Holders of outstanding Subordinated Indenture Securities of any series entitled to give or take any demand, direction, consent or other action under the Subordinated Indenture, in the manner and subject to the limitations provided in the Subordinated Indenture. In certain circumstances, the Subordinated Indenture Trustee also will be entitled to set a record date for action by Holders. If such a record date is set for any action to be taken by Holders of particular Subordinated Indenture Securities, such action may be taken only by persons who are Holders of such Subordinated Indenture Securities on the record date. (See Section 104.)

Satisfaction and Discharge

Any Subordinated Indenture Securities or any portion will be deemed to have been paid for purposes of the Subordinated Indenture, and at PPL Capital Funding’s election, the entire indebtedness of PPL Capital Funding and PPL Corporation will be satisfied and discharged, if there shall have been irrevocably deposited with the Subordinated Indenture Trustee or any paying agent (other than PPL Capital Funding or PPL Corporation), in trust:

(a)	money sufficient, or

(b)	in the case of a deposit made prior to the maturity of such Subordinated Indenture Securities, non-redeemable Eligible Obligations (as defined in the Subordinated Indenture) sufficient, or

(c)	a combination of (a) and (b), which in total are sufficient,

to pay when due the principal of, and any premium, and interest due and to become due on such Subordinated Indenture Securities or portions thereof on and prior to the maturity thereof.

(See Section 701.)

The Subordinated Indenture will be deemed satisfied and discharged when no Subordinated Indenture Securities remain outstanding and when we have paid all other sums payable by us under the Subordinated Indenture. (See Section 702.)

All moneys we pay to the Subordinated Indenture Trustee or any paying agent on Subordinated Debt Securities which remain unclaimed at the end of two years after payments have become due will be paid to or upon the order of PPL Capital Funding. Thereafter, the Holder of such Subordinated Debt Security may look only to us for payment thereof. (See Section 603.)

Resignation and Removal of the Subordinated Indenture Trustee; Deemed Resignation

The Subordinated Indenture Trustee may resign at any time by giving written notice thereof to us.

The Subordinated Indenture Trustee may also be removed by act of the Holders of a majority in principal amount of the then outstanding Subordinated Indenture Securities of any series.

No resignation or removal of the Subordinated Indenture Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Subordinated Indenture.

Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the Subordinated Indenture Trustee will be deemed to have resigned.

(Section 910).

Governing Law

The Subordinated Indenture and the Subordinated Indenture Securities provide that they are to be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE TRUSTEES

JPMorgan Chase Bank has at various times in the ordinary course of business made loans to PPL Corporation and its subsidiaries and affiliates, and acts as a lender to certain of our subsidiaries under their current revolving credit facilities. In addition, JPMorgan Chase Bank acts as issuing and paying agent for PPL Capital Funding’s commercial paper notes. JPMorgan Chase Bank also acts as trustee with respect to the subordinated notes of PPL Capital Funding issued under its subordinated indenture dated as of May 9, 2001 and the convertible senior notes of PPL Energy Supply issued under its indenture dated as of May 21, 2003.

Chase Manhattan Bank USA, National Association, an affiliate of the Trustee, acts as Delaware trustee for the preferred and common trust securities of PPL Capital Trust.

PLAN OF DISTRIBUTION

We may sell Securities (a) to purchasers directly; (b) to underwriters for public offering and sale by them; or (c) through agents or dealers (or remarketing agents, in the case of a remarketing). We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters’ obligations in the related supplement to this prospectus.

We currently expect that sales of Securities will be made through underwriters, dealers or agents who are broker-dealers or associated persons of broker-dealers registered under the Securities Exchange

Act of 1934, as amended (the “Exchange Act”). However, we may also sell the Securities directly to institutional investors and we do not expect that our officers or employees associated with any such sale will be required to be registered broker-dealers under the Exchange Act. A prospectus supplement will describe the terms of any such sale.

The applicable prospectus supplement will name any underwriter involved in a sale of Securities. Underwriters may offer and sell Securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of Securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent.

Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase particular Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Securities if any are purchased.

We will name any agent or dealer involved in a sale of Securities, as well as any commissions or discounts to be received by such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment. Salomon Smith Barney Inc. may act as agent or underwriter in connection with an at-the-market offering of our common stock.

Underwriters, dealers acting as principals and agents participating in a sale of Securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

Each series of Securities will be a new issue and, except for the Common Stock, which is listed on the New York and Philadelphia Stock Exchanges, will have no established trading market. We may elect to list any series of new Securities on an exchange, or in the case of the Common Stock, on any additional exchange, but unless we advise you differently in the prospectus supplement, we have no obligation to cause any Securities to be so listed. Any underwriters that purchase Securities for public offering and sale may make a market in the Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of, or the trading markets for, any Securities.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

PPL Corporation files reports, proxy statements and other information with the SEC. You may obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

PPL Corporation’s Internet Web site is www.pplweb.com. On the Investor Center page of that Web site PPL Corporation provides access to all SEC filings of PPL Corporation registrants free of charge, as soon as reasonably practicable after filing with the SEC. The information at PPL Corporation’s Internet site is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus. Additionally, PPL Corporation registrants’ filings are available at the SEC’s Web site (www.sec.gov).

PPL Corporation Common Stock is listed on the New York Stock Exchange (“NYSE”) and the Philadelphia Stock Exchange (symbol: PPL), and reports, proxy statements and other information concerning PPL Corporation can also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005 and the Philadelphia Stock Exchange, 1900 Market Street, Philadelphia, Pennsylvania 19103. In addition, reports, proxy statements and other information concerning PPL Corporation can be inspected at its offices at Two North Ninth Street, Allentown, Pennsylvania 18101-1179.

Incorporation by Reference

We will “incorporate by reference” information into this prospectus by disclosing important information to you by referring you to another document that is filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about PPL Corporation.

SEC Filings (File No. 1-11459)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2003
Quarterly Report on Form 10-Q	Quarter ended March 31, 2004
Current Reports on Form 8-K	January 9, March 31, April 6, April 19 and June 2, 2004
PPL Corporation’s Registration Statement on Form 8-B	April 27, 1995

We are also incorporating by reference additional documents that PPL Corporation files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering of the Securities. In addition, we are also incorporating by reference any additional documents that PPL Corporation files with the SEC pursuant to these sections of the Exchange Act after the date of the filing of the registration statement containing this prospectus, and prior to the effectiveness of the registration statement.

PPL Corporation will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

PPL Corporation

Two North Ninth Street

Allentown, Pennsylvania 18101-1179

Attention: Investor Services Department

Telephone: 1-800-345-3085

We have not included or incorporated by reference any separate financial statements of PPL Capital Funding herein. We do not consider those financial statements to be material to holders of the Debt Securities or Subordinated Debt Securities because (1) PPL Capital Funding was formed for the primary purpose of providing financing for PPL Corporation and its subsidiaries, (2) PPL Capital Funding does not currently engage in any independent operations and (3) PPL Capital Funding does not currently plan to engage, in the future, in more than minimal independent operations. See “PPL Capital Funding.” PPL Capital Funding has received a “no action” letter from the Staff of the SEC stating that the Staff would not raise any objection if PPL Capital Funding does not file periodic reports under Sections 13 and 15(d) of the Exchange Act. Accordingly, we do not expect PPL Capital Funding to file those reports.

We have similarly not included or incorporated by reference any separate financial statements of the Trust herein. We do not consider those financial statements to be material to holders of the Preferred Trust Securities because (1) the Trust is a newly formed special purpose entity and has no operating history or independent operations, and (2) the Trust is not engaged in and does not propose to engage in any activity other than holding as trust assets the Subordinated Debt Securities of PPL Capital Funding and issuing the Preferred Trust Securities and the Common Trust Securities. We do not expect the Trust to file periodic reports under Sections 13 and 15(d) of the Exchange Act.

EXPERTS

The consolidated financial statements of PPL Corporation incorporated in this prospectus by reference to the Annual Report on Form 10-K of PPL Corporation for the year ended December 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

VALIDITY OF THE SECURITIES AND THE SECURITIES GUARANTEES

Dewey Ballantine LLP, New York, New York, counsel to PPL Corporation, PPL Capital Funding and PPL Capital Funding Trust II, will pass upon the validity of the Securities and the Securities Guarantees for PPL Corporation, PPL Capital Funding and the Trust. Simpson Thacher & Bartlett LLP, counsel to PPL Corporation, will pass upon the validity of the Common Stock and the Preferred Stock for PPL Corporation. Thomas D. Salus, Esq., Senior Counsel of PPL Services Corporation, will pass upon the validity of the PPL Corporation Securities and the Securities Guarantees for PPL Corporation. Sullivan & Cromwell LLP, New York, New York, will pass upon the validity of the Securities and the Securities Guarantees for any underwriters or agents. Certain matters of Delaware law relating to the validity of the Preferred Trust Securities, the enforceability of the Trust Agreement and the creation of the Trust will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel to PPL Corporation, PPL Capital Funding and the Trust. Dewey Ballantine LLP, Simpson Thacher & Bartlett LLP and Sullivan & Cromwell LLP will rely on the opinion of Mr. Salus as to matters involving the law of the Commonwealth of Pennsylvania, and on the opinion of Richards, Layton & Finger, P.A., as to matters involving the law of the State of Delaware in connection with the Preferred Trust Securities. As to matters involving the law of the State of New York, Mr. Salus will rely on the opinion of Dewey Ballantine LLP.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

Securities and Exchange Commission registration fee	63,350
Printing expenses	250,000
Trustee fees and expenses	80,000
Legal fees and expenses	400,000
Accounting fees and expenses	40,000
Blue Sky fees and expenses	15,000
Rating Agency fees	15,000
Miscellaneous	46,650

Total	$910,000

All of the above except the Securities and Exchange Commission registration fee are estimated.

Item 15.	Indemnification of Directors and Officers.

Section 7.01 of the Bylaws of PPL Corporation provides:

(a) Right to Indemnification. Except as prohibited by law, every director and officer of the corporation shall be entitled as of right to be indemnified by the corporation against reasonable expense and any liability paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the corporation or otherwise, in which he or she may be involved, as a party or otherwise, by reason of such person being or having been a director or officer of the corporation or by reason of the fact that such person is or was serving at the request of the corporation as a director, officer, employee, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other entity (such claim, action, suit or proceeding hereinafter being referred to as “action”). Such indemnification shall include the right to have expenses incurred by such person in connection with an action paid in advance by the corporation prior to final disposition of such action, subject to such conditions as may be prescribed by law. Persons who are not directors or officers of the corporation may be similarly indemnified in respect of service to the corporation or to another such entity at the request of the corporation to the extent the board of directors at any time denominates such person as entitled to the benefits of this Section 7.01. As used herein, “expense” shall include fees and expenses of counsel selected by such persons; and “liability” shall include amounts of judgments, excise taxes, fines and penalties, and amounts paid in settlement.

(b) Right of Claimant to Bring Suit. If a claim under paragraph (a) of this Section 7.01 is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action that the conduct of the claimant was such that under Pennsylvania law the corporation would be prohibited from indemnifying the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel and its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the conduct of the claimant was not such that indemnification would be prohibited by law, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its shareholders) that the conduct of the claimant was such that indemnification would be prohibited by law, shall be a defense to the action or create a presumption that the conduct of the claimant was such that indemnification would be prohibited by law.

(c) Insurance and Funding. The corporation may purchase and maintain insurance to protect itself and any person eligible to be indemnified hereunder against any liability or expense asserted or incurred by such person in connection with any action, whether or not the corporation would have the power to indemnify such person against such liability or expense by law or under the provisions of this Section 7.01. The corporation may create a trust fund, grant a security interest, cause a letter of credit to be issued or use other means (whether or not similar to the foregoing) to ensure the payment of such sums as may become necessary to effect indemnification as provided herein.

(d) Non-Exclusivity; Nature and Extent of Rights. The right of indemnification provided for herein (1) shall not be deemed exclusive of any other rights, whether now existing or hereafter created, to which those seeking indemnification hereunder may be entitled under any agreement, bylaw or charter provision, vote of shareholders or directors or otherwise, (2) shall be deemed to create contractual rights in favor of persons entitled to indemnification hereunder, (3) shall continue as to persons who have ceased to have the status pursuant to which they were entitled or were denominated as entitled to indemnification hereunder and shall inure to the benefit of the heirs and legal representatives of persons entitled to indemnification hereunder and (4) shall be applicable to actions, suits or proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof. The right of indemnification provided for herein may not be amended, modified or repealed so as to limit in any way the indemnification provided for herein with respect to any acts or omissions occurring prior to the effective date of any such amendment, modification or repeal.

Directors and officers of PPL Corporation may also be indemnified in certain circumstances pursuant to the statutory provisions of general application contained in Pennsylvania law. Furthermore, PPL Corporation, as well as its directors and officers, may be entitled to indemnification by any underwriters named in a Prospectus Supplement against certain civil liabilities under the Securities Act of 1933 under agreements entered into between PPL Corporation and such underwriters.

PPL Corporation presently has insurance policies which, among other things, include liability insurance coverage for officers and directors and officers and directors of PPL Corporation’s subsidiaries, including PPL Capital Funding, under which such officers and directors are covered against any “loss” by reason of payment of damages, judgments, settlements and costs, as well as charges and expenses incurred in the defense of actions, suits or proceedings. “Loss” is specifically defined to exclude fines and penalties, as well as matters deemed uninsurable under the law pursuant to which the insurance policy shall be construed. The policies also contain other specific exclusions, including illegally obtained personal profit or advantage, and dishonesty.

Article VI of the By-Laws of PPL Capital Funding, Inc. provides:

Section 6.1. Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.3, the Corporation shall be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors.

Section 6.2. Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this Article VI or otherwise.

Section 6.3. Claims. If a claim for indemnification or payment of expenses under this Article VI is not paid in full within sixty (60) days after a written claim therefor by the Indemnitee has been received by the Corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of providing that the Indemnitee is not entitled to the requested indemnification or payment of expenses under applicable law.

Section 6.4. Nonexclusivity of Rights. The rights conferred on any Indemnitee by this Article VI shall not be exclusive of any other rights which such Indemnitee may have or hereafter acquire under any statute, provision of the certificate of incorporation, these by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 6.5. Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

Section 6.6. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any Indemnitee in respect of any act or omission occurring prior to the time of such repeal of modification.

Section 6.7. Other Indemnification and Prepayment of Expenses. This Article VI shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

Article 7 of the Certificate of Incorporation of PPL Capital Funding provides:

The Corporation shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action or proceeding whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or serves or served any other enterprise as a director or officer at the request of the Corporation or any predecessor of the Corporation. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director of the Corporation, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

Directors and officers of PPL Capital Funding may also be indemnified in certain circumstances pursuant to the statutory provisions of general application contained in Delaware law. Furthermore, PPL Capital Funding, as well as its directors and officers, may be entitled to indemnification by any underwriters named in a Prospectus Supplement against certain civil liabilities under the Securities Act of 1933 under agreements entered into between PPL Capital Funding and such underwriters.

Section 8.06 of the PPL Capital Funding Trust II Amended and Restated Trust Agreement provides that PPL Corporation agrees:

to indemnify each Trustee for, and to hold each Trustee harmless against, any and all loss, damage, claims, liability or expense incurred without negligence (gross negligence, in the case of any Administrative Trustee), bad faith or willful misconduct on its part, arising out of or in connection with the acceptance or administration of the trust or trusts under this Trust Agreement, including the reasonable costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

Item 16.	Exhibits.

Reference is made to the Exhibit Index filed herewith at page II-9, such Exhibit Index being incorporated in this Item 16 by reference.

Item 17.	Undertakings.

The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of PPL Corporation’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 15 above, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, PPL Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allentown, and Commonwealth of Pennsylvania, on the 14th day of June, 2004.

PPL Corporation (Registrant)

By	/S/ WILLIAM F. HECHT
William F. Hecht Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on the 14th day of June, 2004.

Signature	Title

/S/ WILLIAM F. HECHT William F. Hecht, Chairman, President and Chief Executive Officer	Principal Executive Officer and Director

/S/ JOHN R. BIGGAR John R. Biggar, Executive Vice President and Chief Financial Officer	Principal Financial Officer and Director

/S/ MARK D. WOODS Mark D. Woods, Controller	Principal Accounting Officer

FREDERICK M. BERNTHAL, JOHN W. CONWAY, E. ALLEN DEAVER, LOUISE K. GOESER, STUART HEYDT, W. KEITH SMITH AND SUSAN M. STALNECKER	Directors

By	/S/ WILLIAM F. HECHT
William F. Hecht, As Attorney-in-Fact

POWER OF ATTORNEY

Each director and/or officer of the registrant whose signature appears below hereby appoints John R. Biggar, James E. Abel and Robert J. Grey, and each of them severally, as his true and lawful attorney-in-fact and agent to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, and the registrant hereby also appoints each such person as its attorney-in-fact and agent with like authority to sign and file any such amendments in its name and behalf.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allentown, and Commonwealth of Pennsylvania, on the 14th day of June, 2004.

PPL Capital Funding, Inc. (Registrant)

By	/S/ JOHN R. BIGGAR
John R. Biggar President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the 14th day of June, 2004.

Signature	Title

/S/ WILLIAM F. HECHT William F. Hecht	Director

/S/ JOHN R. BIGGAR John R. Biggar, President	Principal Executive and Financial Officer and Director

/S/ JAMES E. ABEL James E. Abel, Treasurer	Principal Accounting Officer and Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allentown, and Commonwealth of Pennsylvania, on the 14th day of June, 2004.

PPL Capital Funding Trust II (Registrant)

By: PPL Corporation,
as Depositor

By:	/S/ JAMES E. ABEL
James E. Abel Vice President - Finance and Treasurer

PPL CORPORATION

PPL CAPITAL FUNDING, INC.

PPL CAPITAL FUNDING TRUST II

REGISTRATION STATEMENT ON FORM S-3

EXHIBIT INDEX

Exhibit No.	Description and Method of Filing

1.1	Form of Distribution Agreement with respect to Debt Securities	Filed herewith.

1.2	Form of Underwriting Agreement with respect to Common Stock	Filed herewith.

1.3	Form of Underwriting Agreement with respect to other Securities	A form of any underwriting agreement with respect to any other Securities will be filed as an Exhibit to a report on Form 8-K, as contemplated by Item 601(b)(1) of Regulation S-K under the Securities Act.

3.1	*Restated Articles of PPL Corporation	Exhibit B to Proxy Statement of PPL Electric Utilities Corporation and Prospectus of PPL Corporation, dated March 9, 1995.

3.2	*Articles of Amendment of PPL Corporation	Exhibit 3.2 to PPL Corporation, PPL Capital Funding, Inc. and PPL Capital Funding Trust I Registration Statement Nos. 333-54504, 333-54504-1 and 333-54504-2.

3.3	*By-Laws of PPL Corporation	Exhibit 3(ii)(a) to PPL Corporation Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

3.4	*Certificate of Incorporation of PPL Capital Funding, Inc.	Exhibit 3.3 to PPL Corporation and PPL Capital Funding, Inc. Registration Statement Nos. 333-38003 and 333-38003-01.

3.5	*Amended Certificate of Incorporation of PPL Capital Funding, Inc.	Exhibit 3.5 to PPL Corporation, PPL Capital Funding, Inc. and PPL Capital Funding Trust I Registration Statement Nos. 333-54504, 333-54504-1 and 333-54504-2.

Exhibit No.	Description and Method of Filing

3.6	*By-Laws of PPL Capital Funding, Inc.	Exhibit 3.4 to PPL Corporation and PPL Capital Funding, Inc. Registration Statement Nos. 333-38003 and 333-38003-01.

4.1	*Indenture dated as of November 1, 1997 among PPL Corporation, PPL Capital Funding, Inc. and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as Trustee	Exhibit 4.1 to PPL Corporation Current Report on Form 8-K dated November 12, 1997.

4.2	*Supplemental Indenture No. 1 to Indenture	Exhibit 4.2 to PPL Corporation Current Report on Form 8-K dated November 12, 1997.

4.3	*Supplemental Indenture No. 2 to Indenture	Exhibit 4.3 to PPL Corporation, PPL Capital Funding, Inc. and PPL Capital Funding Trust I Registration Statement Nos. 333-87847, 333-87847-01 and 333-87847-02.

4.4	*Supplemental Indenture No. 3 to Indenture	Exhibit 4(c)-4 to PPL Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as amended by Form 10-K/A filed on June 28, 2000.

4.5	*Supplemental Indenture No. 4 to Indenture	Exhibit 4 to PPL Corporation Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

4.6	*Supplemental Indenture No. 5 to Indenture	Exhibit 4(a) to PPL Corporation Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

4.7	Supplemental Indenture No. 6 to Indenture	Filed herewith.

4.8	Form of Supplemental Indenture establishing series of Debt Securities	Filed herewith.

4.9	Form of Officer’s Certificate establishing the form and terms of Debt Securities.	Filed herewith.

4.10	Form of Purchase Contract Agreement	Filed herewith.

4.11	Form of Pledge Agreement	Filed herewith.

4.12	Form of Remarketing Agreement	Filed herewith.

Exhibit No.	Description and Method of Filing

4.13	*Trust Agreement and Certificate of Trust of PPL Capital Funding Trust II	Exhibit 4.11 to PPL Corporation, PPL Capital Funding Inc. and PPL Capital Funding Trust II Registration Statement Nos. 333-85716, 333-85716-01 and 333-85716-02.

4.14	Form of Amended and Restated Trust Agreement	Filed herewith.

4.15	Form of Subordinated Indenture	Filed herewith.

4.16	Form of Supplemental Indenture establishing the series of the Subordinated Debt Securities	Filed herewith.

4.17	Form of Officer’s Certificate establishing the form and terms of Subordinated Debt Securities	Filed herewith.

4.18	Form of Trust Securities Guarantee Agreement	Filed herewith.

4.19	Form of Preferred Trust Securities	Filed herewith as part of Exhibit 4.14.

4.20	Form of Common Stock certificate	Filed herewith.

5.1	Opinion of Thomas D. Salus as to the legality of the Securities of PPL Corporation and the Securities Guarantees	Filed herewith.

5.2	Opinion of Dewey Ballantine LLP as to the legality of the Securities and the Securities Guarantees	Filed herewith.

5.3	Opinion of Simpson Thacher & Bartlett LLP as to the legality of the Common Stock and the Preferred Stock	Filed herewith.

5.4	Opinion of Richards, Layton & Finger, P.A., as to the legality of the Preferred Trust Securities	Filed herewith.

Exhibit No.	Description and Method of Filing

12.1	*Computation of Ratio of Earnings to Fixed Charges	Exhibit 12(a) to PPL Corporation Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

12.2	*Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends	Exhibit 12(a) to PPL Corporation Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

23.1	Consent of Thomas D. Salus, Esq.	Filed herewith as part of Exhibit 5.1.

23.2	Consent of Dewey Ballantine LLP	Filed herewith as part of Exhibit 5.2.

23.3	Consent of Simpson Thacher & Bartlett LLP	Filed herewith as part of Exhibit 5.3.

23.4	Consent of Richards, Layton & Finger, P.A.	Filed herewith as part of Exhibit 5.4.

23.5	Consent of PricewaterhouseCoopers LLP	Filed herewith.

24.1	Power of Attorney of Directors of PPL Corporation	Filed herewith.

24.2	*Power of Attorney of Trustees of PPL Capital Funding Trust II	Exhibit 4.11 to PPL Corporation, PPL Capital Funding Inc. and PPL Capital Funding Trust II Registration Statement No. 333-85716, 333-85716-01 and 333-85716-02.

25.1	Statement of Eligibility of Trustee under Indenture	Filed herewith.

25.2	Statement of Eligibility of Trustee under Subordinated Indenture	Filed herewith.

25.3	Statement of Eligibility of Trustee under Amended and Restated Trust Agreement of PPL Capital Funding Trust II	Filed herewith.

25.4	Statement of Eligibility of Trustee under Preferred Trust Securities Guarantee	Filed herewith.

25.5	Statement of Eligibility of Trustee under Purchase Contract Agreement (Purchase Contract Agent)	Filed herewith.

*	Previously filed as indicated and incorporated herein by reference.